                                                                   EXHIBIT 10.6




================================================================================


                            ASSET PURCHASE AGREEMENT


                                    between


                            BROADWAY & SEYMOUR, INC.


                                      and


                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

                                 APRIL 14, 1999


================================================================================

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

                                   ARTICLE 1

                      PURCHASE AND SALE OF ACQUIRED ASSETS

1.1      Purchase and Sale....................................................1
1.2      Acquired Assets......................................................1
1.3      Excluded Assets......................................................3
1.4      Assumed Liabilities..................................................5
1.5      Retained Liabilities.................................................5

                                   ARTICLE 2

                            PURCHASE PRICE; CLOSING

2.1      Purchase Price.......................................................6
2.2      Purchase of Assets; Assumption of Liabilities........................6
2.3      Payment of Purchase Price............................................6
2.4      Closing..............................................................8
2.5      Deliveries at the Closing............................................8
2.6      Expenses, Taxes and Prorations.......................................8
2.7      Consent of Third Parties.............................................9

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

3.1      Organization and Good Standing.......................................9
3.2      Authority; No Violation; Binding Effect..............................9
3.3      Acquired Assets.....................................................10
3.4      Title to Acquired Assets; Liens.....................................10
3.5      Contracts; Defaults.................................................11
3.6      Financial Information...............................................11
3.7      Absence of Certain Events...........................................12
3.8      Compliance with Law; Litigation; Injunctions........................13
3.9      Permits.............................................................13
3.10     Taxes...............................................................13
3.11     Affiliated Transactions.............................................14
3.12     Brokers.............................................................14
3.13     Labor...............................................................14
3.14     Software and Proprietary Rights.....................................14
3.15     Year 2000 Compliance................................................16
3.16     Accounts Receivable.................................................16

3.17     Product or Service Liability........................................16
3.18     Personnel...........................................................16
3.19     Employee Benefit Plans..............................................17
3.20     Environmental.......................................................17
3.21     Absence of Undisclosed Liabilities..................................18
3.22     Insurance...........................................................18
3.23     Full Disclosure.....................................................18

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

4.1      Incorporation, Authority............................................19
4.2      No Violation; Binding Effect........................................19
4.3      Brokers.............................................................19
4.4      Buyer Financing.....................................................20
4.5      Litigation..........................................................20

                                   ARTICLE 5

                                   COVENANTS

5.1      Access; Confidentiality.............................................20
5.2      Notice of Proceedings; Agreement to Defend..........................20
5.3      Consummation of Agreement...........................................21
5.4      Consents and Filings; HSR Act.......................................21
5.5      Announcements.......................................................21
5.6      Conduct of Business Prior to the Closing............................21
5.7      Exclusivity.........................................................22
5.8      Delivery of Books and Records at the Closing........................22
5.9      Access to Books and Records, Employees..............................23
5.10     Guarantee of Accounts Receivables...................................24
5.11     Change of Name......................................................24
5.12     Cooperation.........................................................24
5.13     CRISP Royalties.....................................................24

                                   ARTICLE 6

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

6.1      Seller's Closing Conditions.........................................25

                                   ARTICLE 7

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

7.1      Buyer's Closing Conditions..........................................26

                                   ARTICLE 8

                           SURVIVAL; INDEMNIFICATION

8.1      Survival............................................................27
8.2      Indemnification.....................................................27

                                   ARTICLE 9

                                  TERMINATION

9.1      Termination of Agreement............................................31
9.2      Liabilities Upon Termination........................................31

                                   ARTICLE 10

                        EMPLOYEE AND CERTAIN TAX MATTERS

10.1     Employee Matters....................................................32
10.2     Certain Tax Matters.................................................34

                                   ARTICLE 11

                        OTHER AGREEMENTS OF THE PARTIES

11.1     Noncompetition......................................................35
11.2     Nonsolicitation.....................................................35
11.3     Nondisclosure.......................................................35
11.4     Severability........................................................36
11.5     Injunctive Relief...................................................36

                                   ARTICLE 12

                                  DEFINITIONS

                                   ARTICLE 13

                                 MISCELLANEOUS

13.1     Exclusivity of Representations; Reliance on Representations.........41
13.2     Expenses............................................................41
13.3     Further Assurances; Bulk Transfer...................................41
13.4     Notices.............................................................41
13.5     Assignment..........................................................42
13.6     Construction........................................................43
13.7     Governing Law.......................................................43
13.8     Waiver of Provisions................................................43
13.9     Counterparts........................................................43

13.10    Entire Agreement....................................................43
13.11    Disclosure Schedule.................................................43
13.12    Dispute Resolution..................................................44
13.13    No Third Party Beneficiary..........................................44
13.14    Insurance...........................................................45
13.15    Severability........................................................45



EXHIBITS

Exhibit A                  Bill of Sale and Assignment
Exhibit B                  Trademark Assignment
Exhibit C                  Copyright Assignment
Exhibit D                  Assumption Agreement
Exhibit E                  Accounting Standards


DISCLOSURE SCHEDULE

Section 1.2(a)             Leased Property
Section 1.2(m)             Telephone Numbers and Web Sites
Section 1.2(n)             Additional Acquired Assets
Section 1.3(e)             Excluded Contracts
Section 1.3(o)             Additional Excluded Assets
Section 3.1                Foreign Qualifications
Section 3.2                Governmental Actions/Filings
Section 3.4                Liens
Section 3.5(a)             Material Contracts
Section 3.5(b)             Breaches and Defaults; Consents
Section 3.6                Financial Statements; Certain Accounting Adjustments
Section 3.7                Certain Events
Section 3.8                Compliance With Law/Litigation
Section 3.9                Permits
Section 3.10               Tax Matters
Section 3.11               Affiliated Transactions
Section 3.14(a)            BSI Software
Section 3.14(b)            Third Party Software
Section 3.14(c)            Marks, Trade Names and Copyrights
Section 3.14(d)            Interference with Proprietary Rights
Section 3.14(g)            Software and Proprietary Rights
Section 3.16               Accounts Receivable
Section 3.18(a)            Salaried Employees of the Business
Section 3.18(b)            Hourly Employees of the Business
Section 3.18(c)            Other Employees of the Business
Section 3.18(d)            Certain Employees of the Business
Section 3.18(e)            Employment Agreements

Section 3.19(a)            Benefit Plan
Section 3.21               Absence of Undisclosed Liabilities
Section 3.22               Insurance Policies
Section 5.6(b)             Conduct of Business
Section 7.1(d)             Required Consents
Section 10.1(a)            Transferred Employees

                       GLOSSARY OF CERTAIN DEFINED TERMS


Defined Term                                               Section
------------------------------------------------------     -------
"AAA"                                                      13.12
"Accounts Receivable"                                      1.2(h)
"Acquired Assets"                                          1.2
"Agreement"                                                Recitals
"Allocation"                                               10.2(a)
"Ancillary Instrument"                                     8.1
"Assumed Liabilities"                                      1.4
"Basket Amount"                                            8.2(a)
"Benefit Plan"                                             3.19(a)
"Business"                                                 Recitals
"Business Activities"                                      11.1(a)
"Buyer"                                                    Recitals
"Buyer Adverse Effect"                                     4.2
"Buyer Indemnified Parties"                                8.2(a)
"Buyer Plan"                                               10.1(b)
"Buyer's Representatives"                                  5.1(a)
"CERCLA"                                                   3.20
"Closing"                                                  2.4
"Closing Date"                                             2.4
"COBRA"                                                    10.1(i)
"Confidential Information"                                 11.3(a)
"Confidentiality Agreement"                                1.3(k)
"Contracts"                                                1.2(e)
"CRISP Litigation"                                         1.5(f)
"DOJ"                                                      5.4
"Elite"                                                    Recitals
"Environmental Claim"                                      3.20
"Environmental Law"                                        3.20
"Excluded Assets"                                          1.3
"FTC"                                                      5.4
"Financial Statements"                                     3.6
"Foreign Employee"                                         10.1(m)
"Governmental Action/Filing"                               3.2
"Hazardous Materials"                                      3.20
"Holdback Payment Date"                                    2.3(c)
"HSR Act"                                                  3.2
"Indemnification Claim"                                    8.2(c)
"Indemnification Event"                                    8.2(c)
"Indemnified Party"                                        8.2(c)
"Indemnifying Party"                                       8.2(c)
"Initial Payment"                                          2.3(a)
"Leased Property"                                          1.2(a)

Defined Term                                               Section
------------------------------------------------------     -------
"Legal Expenses"                                           8.2(a)
"Material Contracts"                                       3.5(a)
"Noncompete Period"                                        11.1(a)
"Permits"                                                  3.9
"Prior Coverage"                                           10.1(c)
"Purchase Price"                                           2.1
"Purchase Price Statement"                                 2.3(b)
"Records"                                                  1.2(g)
"Recovery"                                                 8.2(h)
"Retained Liabilities"                                     1.5
"Seller"                                                   Recitals
"Seller Indemnified Parties"                               8.2(b)
"Seller Marks and Logos"                                   1.2(l)
"Seller's 401(k) Plan"                                     10.1(d)
"System"                                                   3.15
"Tangible Personal Property"                               1.2(c)
"Taxes"                                                    3.10
"Tax Returns"                                              3.10
"Territory"                                                11.1(a)
"Third-Party Claim"                                        8.2(d)
"Transferred Employee"                                     10.1
"Year 2000 Compliant"                                      3.15

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 14, 1999, between BROADWAY & SEYMOUR, INC., a Delaware corporation ("Seller"), and SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation ("Buyer").

         WHEREAS, Seller is engaged through its Broadway & Seymour division in the business of providing certain customer relationship management products and services to the financial services industry and related markets, including the development and marketing, distribution and sale of the proprietary software products TouchPoint(TM), CRISP(TM) and BANCStar(R), specifically excluding the business now being conducted by Elite Information Systems, Inc. ("Elite"), (the "Business"); and

         WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer certain assets of Seller relating to the Business, upon the terms and subject to the conditions set forth in this Agreement.

         Accordingly, in consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                      PURCHASE AND SALE OF ACQUIRED ASSETS

         1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 2.4) Seller will sell, assign, transfer and deliver to Buyer, without recourse, representation or warranty except as otherwise expressly provided herein, and Buyer will purchase and accept from Seller, the Acquired Assets (as defined in Section 1.2) free and clear of any Liens (except Permitted Liens), and Buyer will assume the Assumed Liabilities (as defined in Section 1.4) of Seller.

         1.2 Acquired Assets. As used herein, "Acquired Assets" shall mean all of Seller's right, title and interest in and to all assets, properties, rights, interests and claims (other than the Excluded Assets), that are owned, used or held for use primarily in connection with the Business, free and clear of any Liens (except Permitted Liens). The Acquired Assets include, without limitation, the following assets:

         (a) the leases and subleases for the real property described in
Section 1.2(a) of the Disclosure Schedule (the "Leased Property");

         (b) all computer software programs developed, in development, marketed or maintained by Seller in the conduct of the Business or used or held for use by Seller in the conduct of the Business, whether owned or licensed by Seller, including, without limitation, all BSI Software, Third Party Software, Diagnostics and Documentation;

         (c) all machinery, equipment, furniture, computer hardware, fixtures, parts and other items of tangible personal property used or held for use in the conduct of the Business (the "Tangible Personal Property");

         (d) all Proprietary Rights used or held for use in the conduct of the Business, including, without limitation, the Marks and Copyrights listed in
Section 3.14(c) of the Disclosure Schedule and any U.S. and foreign application therefor, together with any claim for infringement of any such Proprietary Rights;

         (e) except as listed in Section 1.3(e) of the Disclosure Schedule, all contracts, leases, licenses, instruments, obligations, undertakings and other commitments and agreements, whether written or oral, (including any teaming, management service, consulting, marketing, licensing, support, maintenance, reseller, sales representative, distributor, franchising, confidentiality or non-disclosure agreement), to which Seller is a party and with respect to which Seller has any continuing obligations or liability as of the date hereof and that are utilized in the conduct of the Business ("Contracts"), including, without limitation, the Material Contracts listed in Part A of Section 3.5 of the Disclosure Schedule;

         (f) to the extent the transfer thereof is permitted under the terms thereof or by applicable law, all licenses, permits or other governmental authorizations relating to the Business or the Acquired Assets;

         (g) all files and records, including schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, marketing lists, purchase and sales records and correspondence, advertising records, files and literature, and other written materials relating to the Business or the Acquired Assets (collectively, "Records"); provided, however, that the term "Records" shall not mean or include any communications that do not relate to the Acquired Assets or the Business or any files, records, communications, work papers and other materials relating to any action, proceeding or other litigation to which Seller is a party or that are currently protected from disclosure by Seller by virtue of the attorney-client privilege;

         (h) all trade accounts receivable (the "Accounts Receivable"), unbilled receivables and, except as expressly set forth in Section 1.3, prepaid expenses relating to the Business;

         (i) all goodwill associated with the Business, including the goodwill symbolized by the Marks included within the Acquired Assets;

         (j) all inventories of raw materials, work-in-process, finished goods, parts and supplies used or held for use in the conduct of the Business;

         (k) all transferable warranties, guarantees, indemnitees and similar rights received from vendors, suppliers or manufacturers relating to the Acquired Assets;

         (l) any trade names, trademarks, identifying logos or service marks employing the words "Broadway & Seymour, Inc." or any part or variation thereof, including, without limitation, the name "Broadway & Seymour", "BSI" or any confusingly similar trade name, trademark or logo (collectively, the "Seller Marks and Logos"); provided, that, (i) Seller may continue to use the corporate name "Broadway & Seymour, Inc." until such time as Seller's stockholders approve an amendment to Seller's Certificate of Incorporation to change Seller's name and a Certificate of Amendment is filed by Seller with the Secretary of State of Delaware to effect such change; (ii) Seller and Elite may continue to use letterhead and other printed materials that include Seller Marks and Logos until Seller and Elite are able to replace such letterhead and other written materials but, in any event, for a period not exceeding 120 days; and (iii) Seller may retain the existing signage at the Elite facility until Seller is able to obtain and install new signage (including obtaining its landlord's consent thereto) but, in any event, for a period not exceed 180 days.

         (m) all of Seller's rights with respect to those telephone numbers and internet web sites (including computer servers, internet addresses, domain names and that portion of the related content and software that relates to the Business) used in connection with the Business that are set forth in Section 1.2(m) of the Disclosure Schedule; and

         (n) the assets, properties and rights listed in Section 1.2(n) of the Disclosure Schedule.

         1.3 Excluded Assets. Notwithstanding the provisions of Section 1.2 or anything else in this Agreement to the contrary, Seller shall not sell to Buyer and Buyer shall not purchase from Seller the following assets of Seller (collectively, the "Excluded Assets"):

         (a) cash on hand and in bank accounts and other investment accounts and cash equivalents (including, without limitation, investment securities);

         (b) corporate minute books, seals, stock books, corporate books and records, files, tax documents and other corporate documentation of Seller, including any books and records related to business units previously disposed of by Seller, any books and records of the Business located on Seller's AS 400 computer and any other books and records reasonably required in order for Seller to comply with its continuing obligations with respect to the filing of Tax Returns and the payment of Taxes or with respect to the securities laws; provided, however, that to the extent any such books and records are also included within the scope of Section 1.2(g), Seller shall provide Buyer with a written or electronic copy thereof as soon as practicable following Closing;

         (c) all tax returns, reports, forms and other tax records pertaining to the operation of the Business prior to the Closing (as defined in Section 2.4), and all rights and claims that Seller or any of its Affiliates may have for refund or credit with respect to Taxes and any deferred Tax asset (including estimated Taxes and research and development tax credits);

         (d) all royalties, earnouts and other rights to receive payments (other than Accounts Receivable and rights arising under Contracts included within the Acquired Assets), whether absolute or contingent and whether due or to become due, in connection with the conduct of the Business prior to the Closing or the sale by Seller prior to the date of this Agreement of assets used in the conduct of the Business (including, without limitation, earnouts and other rights to receive payments in connection with the sale by Seller of its VisualImpact software business to Unisys Corporation, the sale by Seller of its Corbel & Co. Subsidiary to Sungard Investment Ventures, Inc., the sale by Seller and certain of its Subsidiaries of their asset management business to Fidelity Investments Institutional Services Company, Inc. and the sale by Seller of its Subsidiary the MiniComputer Company of Maryland, Inc. to its management);

         (e) Contracts and agreements listed in Section 1.3(e) of the Disclosure Schedule, together with any rights or claims of Seller or any of its Affiliates thereunder and with respect thereto;

         (f) any rights or claims of Seller or any of its Affiliates primarily related to or contingent on the satisfaction of Retained Liabilities (as defined in Section 1.5) or Excluded Assets, including, without limitation, all rights and remedies of Seller against other Persons under warranties, or with respect to claims for defects in workmanship, manufacturing or design (other than those claims relating exclusively to the Acquired Assets and claims under any Contract assumed by Buyer), and all rights, claims and recoveries of Seller under any action, suit or proceeding relating exclusively to the conduct of the Business prior to Closing (other than any collection proceedings or other actions relating to the collection of Accounts Receivable or the enforcement of executory Contracts), Retained Liabilities or Excluded Assets;

         (g) all insurance policies and binders owned or held by Seller or any of its Affiliates and relating to the operation of the Business or the Acquired Assets and rights thereunder, including any claims against carriers;

         (h) any claim, right or obligation owing to Seller from any of its Affiliates, including, without limitation, on account of any intercompany indebtedness;

         (i) any corporate prepayments, including, without limitation, fees prepaid to Seller's senior lender, amounts prepaid to ING Baring Furman Selz LLC, prepaid 401(k) forfeitures, prepaid JD Edwards maintenance fees, prepaid NASDAQ annual registration fees, prepaid insurance expenses, pension expenses and workers' compensation expenses and allocations to health and welfare and property and casualty insurance;

         (j) any assets of a Benefit Plan (as defined in Section 3.19);

         (k) all rights of Seller under (i) this Agreement, (ii) the nondisclosure letter agreement, dated as of December 30, 1998 (the "Confidentiality Agreement"), between Seller and Buyer, and any other confidentiality agreements entered into in connection with the sale of the Business, (iii) all documents and analyses prepared by Seller or any of its Affiliates for internal evaluation purposes in connection with the sale of the Business, and (iv) any Ancillary Instrument;

         (l) any of the capital stock of or other equity interests in any Subsidiary of Seller, including Elite or any of the assets, properties, rights, interests or claims owned, leased or held by such Subsidiary or otherwise used or held for use in its business;

         (m) the right of Seller to continue to use the corporate name "Broadway & Seymour, Inc." until such time as Seller's stockholders approve an amendment to Seller's Certificate of Incorporation to change Seller's name and a Certificate of Amendment is filed by Seller with the Secretary of State of Delaware to effect such change;

         (n) Seller's AS 400 computer and related operating software and peripherals; and

         (o) the assets and properties listed in Section 1.3(o) of the Disclosure Schedule.

         1.4 Assumed Liabilities. Buyer will not assume any claims, liabilities or obligations of Seller, whether known, unknown, absolute, contingent, accrued or otherwise, and whether or not related to the Acquired Assets or the Business, except as expressly provided in this Section 1.4. As the sole exception to the foregoing, at the Closing, Buyer shall assume and be liable and otherwise responsible for the following specified liabilities and obligations of Seller existing as of the Closing (collectively the "Assumed Liabilities"):

         (a) all liabilities and obligations of Seller to be performed on or after the Closing Date under, arising out of or relating to the Contracts included within the Acquired Assets;

         (b) all liabilities and obligations of Seller arising out of or relating to any litigation, claim, proceeding or investigation by or before any court or governmental authority or arbitrator that is related to or based upon the ownership, operation or use of the Acquired Assets or the conduct of the Business after the Closing;

         (c) all trade accounts payable, current accrued liabilities and deferred revenues (i) reflected on the March 31, 1999 statement of net assets of the Business included in Section 3.6 of the Disclosure Schedule or (ii) of the type reflected on the March 31, 1999 statement of net assets of the Business incurred in the ordinary course of business consistent with past practices after the date thereof and prior to the Closing Date (excluding, in the case of both (i) and (ii) above, (A) the current portion of any indebtedness for money borrowed and (B) any intercompany liabilities);

         (d) all liabilities and obligations of Seller pursuant to warranties or claims for repair, replacement or maintenance of, refund for, or damages with respect to, or otherwise arising out of, products or services (of the type currently sold or provided as part of the Business) sold or provided by Seller at any time prior to the Closing; and

         (e) the liabilities and obligations as set forth in Sections 10.1(a) and 10.1(e).

         1.5 Retained Liabilities. The claims, liabilities and obligations arising out of the ownership of the Acquired Assets and the operation of the Business through the Closing Date, other than the Assumed Liabilities, are referred to collectively as the "Retained Liabilities". By way of illustration, but not limitation, Buyer will not assume any liability or obligation of any kind or nature with respect to:

         (a) all liabilities and obligations for Taxes with respect to the Business for all periods prior to the Closing;

         (b) except as provided in Section 10.1, liabilities and obligations with respect to any Benefit Plan;

         (c) any claim, right or obligation owing by Seller to any of its Affiliates, including, without limitation, on account of any intercompany indebtedness;

         (d) except as provided otherwise in Section 1.4 of this Agreement, all liabilities or obligations relating to (i) any breach or alleged breach of contract, breach or alleged breach of warranty, tort, infringement, or violation of law by Seller, or (ii) any action, suit or proceeding to which Seller is a party, whether or not related to the Business, including, without limitation, the matters set forth in Part B of Section 3.8 of the Disclosure Schedule;

         (e) except as otherwise provided in Section 10.1, and except for current accrued liabilities assumed under Section 1.4(c), the employment, engagement, discharge or termination by Seller of employees and independent contractors of the Business through the Closing, including claims for wages or benefits, pension or profit sharing liabilities, severance liabilities or obligations (including any obligations under the Contracts described in Items 1-6, 8 and 11 of Section 3.18(e) of the Disclosure Schedule), workers compensation insurance and taxes, unused or accrued vacation pay, medical or sick pay, employment taxes, violations of federal, state or local employment laws or regulations, obligations under contracts with employees or independent contractors, or any other claims based upon the employment relationship, including sexual harassment or discrimination; and

         (f) all liabilities arising under or with respect to that matter entitled Newberry & Moliner, Inc. et al. v. Broadway and Seymour, Inc. and E. Edward Thompson, Jr., in North Carolina Superior Court, Forsyth County (Case No. 96-CVS-4614) (the "CRISP Litigation") (other than as set forth in Section 5.13) specifically including all legal fees incurred by Seller in connection with the CRISP Litigation, the amount payable in connection with the judgment, including the interest thereon, any costs of appeal, the entire amount payable in any settlement and the entire amount awarded as a judgement in any retrial.


                                   ARTICLE 2

                            PURCHASE PRICE; CLOSING

         2.1 Purchase Price. The aggregate purchase price for the Acquired Assets shall be an amount equal to Eleven Million One Hundred Twenty-two Thousand Dollars ($11,122,000) plus the Net Asset Value (the "Purchase Price").

         2.2 Purchase of Assets; Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing, (i) Seller shall sell, assign, transfer and deliver to Buyer the Acquired Assets, free and clear of any Liens (except Permitted Liens), and (ii) Buyer shall purchase and accept from Seller the Acquired Assets, free and clear of any Liens (except Permitted Liens), assume the Assumed Liabilities and pay to Seller the amount of the Purchase Price.

         2.3 Payment of Purchase Price. Buyer shall pay to Seller the Purchase Price in accordance with the following:

         (a) Initial Payment. On the Closing Date, Buyer shall pay Seller by wire transfer of immediately available funds to an account that is designated by Seller by written notice delivered to Buyer at least three business days prior to the Closing, the amount of Fourteen Million Three Hundred Thirty Five Thousand Dollars ($14,335,000.00) (the "Initial Payment").

         (b) Determination of Net Asset Value and Final Purchase Price. As soon as practicable after the Closing but in no event later than 30 days after the Closing Date, Buyer shall review the books and records of the Business. Within said 30-day period, Buyer shall (i) calculate the Net Asset Value as of the close of business on the Closing Date, and (ii) prepare a written statement (the "Purchase Price Statement") that details Buyer's calculation of the Purchase Price. Within five business days after completion thereof, Buyer shall deliver the Purchase Price Statement to Seller. The Purchase Price Statement shall include sufficient detail with respect to each category of asset and liability reasonably to enable Seller to understand the basis of Buyer's calculations and, upon request, Buyer shall make the work papers, back-up materials and books and records used in preparing the Purchase Price Statement available to Seller. Following the Closing Date, Buyer shall cause its employees to cooperate fully with Seller, and shall give Seller access to those books, records and premises being transferred to Buyer hereunder, to the extent reasonably necessary for Seller to review and, if applicable, object to the Purchase Price Statement. Seller shall have 30 days from the date it receives the Purchase Price Statement to object to any item or calculation on the Purchase Price Statement. If Seller does not object to the Purchase Price Statement within such 30-day period, the Purchase Price Statement shall be deemed final and conclusive with respect to determination of the Purchase Price and shall be binding on Seller and all parties hereto for such purpose. If Seller objects to any item or calculation on the Purchase Price Statement and such objection cannot be resolved by the parties hereto within 10 business days following such objection, such objection will be resolved by the Independent Accountant, who shall be directed by Buyer and Seller (A) to resolve all such objections in accordance with the Accounting Standards within 30 days after selection of such Independent Accountant and (B) to make any necessary changes or revisions to the Purchase Price Statement to reflect such resolution. Within 5 days after completing its review of the Purchase Price Statement, the Independent Accountant shall deliver the revised Purchase Price Statement (if it determines any revisions are required) to Buyer and Seller. The Purchase Price Statement as revised by the Independent Accountant shall be deemed final and conclusive with respect to determination of the Purchase Price and shall be binding on all the parties hereto for such purposes. The fees and expenses of the Independent Accountant in resolving all such objections shall be borne one-half by Buyer and one-half by Seller (which may be satisfied by offset against the Holdback Amount).

         (c) Payment of Holdback Amount. If the Purchase Price exceeds the Initial Payment, no later than 5 business days after the later of (i) the date which is 4 months after the Closing Date, and (ii) the date upon which the Purchase Price finally is determined pursuant to Section 2.3(b) above (hereinafter, the "Holdback Payment Date"), subject to Buyer's rights of set-off and indemnification for Losses then asserted by a Buyer Indemnified Party pursuant to Article 8 hereof, Buyer shall pay Seller by wire transfer of immediately available funds to an account that is designated by Seller by written notice delivered to Buyer at least three business days prior thereto, an amount equal to the Holdback Amount, together with the Holdback Interest payable thereon.

         (d) Return of Excess Purchase Price. If the Initial Payment exceeds the Purchase Price, subject to Seller's right of indemnification for Losses then asserted by Seller pursuant to Article 8 hereof, on the Holdback Payment Date, Seller shall pay Buyer by wire transfer of immediately available funds to an account that is designated by Buyer by written notice delivered to Seller at least three business days prior thereto, an amount equal to such excess.

         2.4 Closing. Provided that all the conditions contained in Articles 6 and 7 of this Agreement have been satisfied or waived in accordance with the provisions thereof, unless the parties hereto shall agree in writing upon a different location, time or date, the closing of the sale and purchase of the Acquired Assets (the "Closing") shall take place at the offices of Robinson, Bradshaw & Hinson, P.A., 1900 Independence Center, 101 North Tryon Street, Charlotte, North Carolina 28246-1900, at 10:00 A.M. on May 15, 1999, or as soon thereafter as such conditions have been satisfied. The term "Closing Date" means the date and time at which the Closing occurs.

         2.5 Deliveries at the Closing. Subject to the conditions set forth in this Agreement, at the Closing:

         (a) Seller shall deliver to Buyer:

                  (i) a bill of sale for the Acquired Assets, in the form of Exhibit A attached hereto, duly executed by Seller;

                  (ii) instruments of assignment in the form of Exhibit B and Exhibit C attached hereto, duly executed by Seller;

                  (iii) all materials specified in Section 7.1(c) hereof; and

                  (iv) all other certificates, instruments and documents that are expressly required, or reasonably requested, pursuant to this Agreement to be delivered by Seller to Buyer at the Closing.

         (b) Buyer shall deliver to Seller:

                  (i) an instrument of assumption of the Assumed Liabilities in the form of Exhibit D attached hereto, duly executed by Buyer;

                  (ii) the Initial Payment as provided in Section 2.3(a);

                  (iii) all materials specified in Section 6.1(c) hereof; and

                  (iv) all other certificates, instruments and documents that are expressly required or reasonably requested pursuant to this Agreement to be delivered by Buyer to Seller at the Closing.

         2.6 Expenses, Taxes and Prorations. To the extent not taken into account in the calculation of the Net Assert Value, the parties shall make appropriate payments at or as soon as practical after Closing to reflect the following prorations: (i) ad valorem property taxes on the tangible Acquired Assets for the year in which the Closing occurs shall be prorated on a calendar year basis as of the Closing Date; and (ii) all utilities, rent, equipment lease payments and similar obligations covering a period of time that includes the Closing Date shall be prorated as of the Closing Date. Seller has accrued as liabilities certain retention bonuses that will be payable by Buyer to Transferred Employees subsequent to Closing; to the extent that any such retention bonuses are treated as liabilities for the purpose of calculating the Purchase Price but are not paid by Buyer to the employee, Buyer shall promptly refund such amounts to Seller.

         2.7 Consent of Third Parties. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third Person thereto, would constitute a breach or other contravention thereof. Seller will use commercially reasonable efforts to obtain the consent of the other parties to any such Contract for the assignment thereof to Buyer, and Buyer will cooperate in connection therewith. If such consent is not obtained prior to the Closing, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Buyer thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate to achieve a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder from and after the Closing Date in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations thereunder, and any and all rights of Seller against a third Person thereto. Each party hereto will pay to the other, promptly when received, all monies received by it after the Closing Date under any such Contract or any claim or right of any benefit arising thereunder to the extent that the other party would be entitled thereto pursuant to the provisions of this Section. Should any such arrangement impose any material additional cost, expense or liability on Buyer, or deprive Buyer of any material benefits contemplated by this Agreement, Seller shall reimburse Buyer the reasonable amount of such cost, expense, liability or lost benefit.


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority necessary to own, lease and operate the Acquired Assets and to conduct the Business as presently conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. Section 3.1 of the Disclosure Schedule contains a true, complete and correct list of the jurisdictions in which Seller is qualified to do business as a foreign corporation.

         3.2 Authority; No Violation; Binding Effect. Seller has the corporate power and authority necessary to execute and deliver this Agreement and each Ancillary Instrument, to perform its obligations hereunder and thereunder and to consummate the transactions provided for hereby and thereby, and all corporate action of Seller necessary for the execution, delivery and performance of this Agreement and each Ancillary Instrument by it has been (or as of the Closing Date will have been) duly taken. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement do not and will not (i)(A) contravene any provisions of the certificate of incorporation or bylaws of Seller, (B) except as disclosed in Part B of Section 3.5 of the Disclosure Schedule, with or without the giving of notice or the passage of time or both, result in any breach by Seller of, or default or permitted or required acceleration of performance by Seller under, any contract, lease, license or other agreement to which Seller is a party, or result in the creation of any Lien upon the Acquired Assets that would remain on the Acquired Assets after the Closing, (C) assuming that the Governmental Actions/Filings referred to below in this
Section 3.2 or in Section 3.2 of the Disclosure Schedule are obtained or made, result in any violation by Seller of any law, rule or regulation applicable to it, except, with respect to clauses (B) and (C) above, for such violations, breaches or defaults as would not in the aggregate have a Material Adverse Effect, (ii) result in any violation by Seller of any judgment, injunction or decree of, or any license or permit issued by, any court or governmental authority applicable to it or (iii) assuming that the notices referred to in
Section 3.2 of the Disclosure Schedule are made, require any consent or approval of, notice to or filing, registration or qualification with, any governmental authority (a "Governmental Action/Filing") to be made or obtained by Seller except (A) in connection or compliance with the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (B) any federal, state or local Tax filings, (C) any Governmental Actions/Filings that may be required to be made as a result of (x) the specific regulatory status of Buyer or any of its Affiliates, (y) any other facts that relate to the business or activities in which Buyer or any of its Affiliates is engaged or (z) without limitation of clause (x) or (y), any other facts that relate to the business or activities in which Buyer or any of its Affiliates proposes (other than, insofar as Governmental Actions/Filings are concerned, by acquiring the Business or the Acquired Assets, by reference to Seller's activities as presently conducted) to be engaged, and (D) any other Governmental Actions/Filings the failures of which to make or obtain would not in the aggregate have a Material Adverse Effect. This Agreement and each Ancillary Instrument has been or will be (as applicable) duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except to the extent that enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws now or hereafter in effect relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

         3.3 Acquired Assets. Except (i) for the Excluded Assets and (ii) for such assets that are consumed or disposed of in the ordinary course of the Business and consistent with prior practice after the date of this Agreement, the Acquired Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by Seller and are used exclusively in the conduct of the Business in the manner in which the Business is presently conducted.

         3.4 Title to Acquired Assets; Liens. Seller owns good title to or has valid leasehold or license interests in all of the Acquired Assets, and at the Closing such interest in the Acquired Assets shall be transferred to Buyer free and clear of any and all Liens except for Permitted Liens (including any Liens listed on Section 3.4 of the Disclosure Schedule). There is no fee interest in any real property used exclusively in the Business or included within the Acquired Assets. The Leased Property referred to in Section 1.2(a) of the Disclosure Schedule constitutes all of the real property leased or occupied by Seller and used exclusively in the conduct of the

Business. The Tangible Personal Property is in good operating condition and repair, subject to ordinary wear and tear, and is fit for the purposes for which Seller is utilizing it.

         3.5 Contracts; Defaults.

         (a) Part A of Section 3.5 of the Disclosure Schedule contains a list of all Contracts as of the date hereof relating to or in connection with the Business or the Acquired Assets, other than any Contracts (i) with respect to which the Business' remaining total revenues, liability or expense is reasonably likely to be less than $50,000 per Contract, (ii) that are terminable without penalty upon 120 days' notice or less, (iii) for advertising, (iv) otherwise disclosed in writing pursuant to this Agreement or in the Disclosure Schedule, or (v) that are offer letters to current or prospective employees whose employment is terminable at will without penalty, option agreements under Seller's stock option plans, and nondisclosure, noncompetition and assignment of invention agreement by employees in favor of Seller (collectively, "Material Contracts"). Seller has delivered to Buyer a correct and complete copy of each written Material Contract listed on Part A of
Section 3.5 of the Disclosure Schedule and a correct and complete summary of all oral Material Contracts listed therein.

         (b) Except as set forth in Part B of Section 3.5 of the Disclosure Schedule, (i) neither Seller nor, to the Knowledge of Seller, any other party to any Material Contract is in breach of or default under any such Material Contract in any material respects and (ii) no event has occurred that (after notice or lapse of time or both) would become a breach or default by Seller under any such Material Contract in any material respects. Except as set forth in Part B of Section 3.5 of the Disclosure Schedule or for such required consents and approvals the failure to obtain which would not have, in the aggregate, a Material Adverse Effect, Seller has the right to assign its interest in each Material Contract to Buyer as contemplated by this Agreement without the consent or approval of any other party thereto. No state of facts exists or has existed that would constitute valid grounds for the assertion of a claim against Seller by any customer or former customer of Seller relating to the Business for fraud or improper billing.

         3.6 Financial Information. Attached as Section 3.6 of the Disclosure Schedule are unaudited statements of operations of the Business for each year in the two-year period ended December 31, 1998 and for the three-month period ending March 31, 1999 and a statement of net assets of the Business as of March 31, 1999 (the "Financial Statements"). The Financial Statements are derived from the consolidated financial statements of Seller, which fairly present the results of operations and financial condition of Seller for such periods and at such time in accordance with generally accepted accounting principles applied on a consistent basis (except with respect to the statements at and for the three-months ended March 31, 1999, which are subject to the absence of footnotes and to normal year end adjustments), based on adjustments listed in
Section 3.6 of the Disclosure Schedule. The Financial Statements contain no material inaccuracies or misstatements, nor any material omission that would cause the statements therein to be materially misleading, and were derived from the books and records of Seller, which have been kept in accordance with generally accepted accounting principles consistently applied and prepared in accordance with past practices, to the extent that generally accepted accounting principles apply to books and records.

         3.7 Absence of Certain Events. Except as and to the extent set forth in Section 3.7 of the Disclosure Schedule, since December 31, 1998, Seller has not, as relates to the Business:

         (a) conducted its business other than in the ordinary course of business, including making all regularly scheduled payments and commitments (e.g., payroll, taxes, rent and lease payments) coming due through the Closing Date;

         (b) made any commitment, entered into any transaction or taken any other action other than in the ordinary course of business and consistent with past practice;

         (c) suffered any material adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or operations;

         (d) made any material adverse change or amendment to a Material Contract entered into in the name of Seller;

         (e) waived any claims or rights of Seller of substantial value (other than ordinary or usual write-downs or write-offs with respect to billings and compromises of vendor disputes entered into in the ordinary course of business);

         (f) received notice, whether written or otherwise, that there has been a loss of, or material order cancellation by, any customer of Seller;

         (g) sold, transferred or otherwise disposed of any of Seller's properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

         (h) assigned, sold or otherwise transferred to any other Person any patents, trademarks, copyrights, trade secret, formula, process, know-how or other intangible property of Seller;

         (i) disclosed to any person, other than representatives of Buyer or other persons under an obligation of confidentiality to Seller, any trade secrets of Seller not previously a matter of public knowledge, the disclosure of which would have a material adverse affect on the business, operations, assets or financial condition of Seller;

         (j) granted any general increase in the compensation of Seller's employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any employee of Seller other than in the ordinary course of business;

         (k) adopted or amended in any material respect any employee benefit plan or compensation commitment applicable to a Transferred Employee or any severance agreement or employment contract to which any Transferred Employee is a party;

         (l) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business;

         (m) made any capital expenditure or commitment therefor, except in the ordinary course of business; or

         (n) agreed, whether in writing or otherwise, to take any action described in this Section 3.7.

         3.8 Compliance with Law; Litigation; Injunctions. Seller is not in violation of any law, rule, permit, regulation, order, judgment or decree applicable to the Business or the Acquired Assets, except (i) as set forth in Part A of Section 3.8 of the Disclosure Schedule and (ii) for violations the existence of which and cost of remedying would not in the aggregate have a Material Adverse Effect. Except for the matters set forth in Part B of Section
3.8 of the Disclosure Schedule (as to which no representation or warranty is made), (i) there is no action, suit or other proceeding pending or, to Seller's Knowledge, threatened, at law or in equity, before any federal, state or municipal court, administrative agency or arbitrator against Seller challenging the legality or validity of this Agreement or otherwise relating to the Business and (ii) Seller is not a party to, or subject to or bound by, any order, injunction or decree of any court or governmental authority that relates to the Business. Seller has not received any notification of any asserted present or past failure by Seller to comply with such laws, rules or regulations.

         3.9 Permits. Part A of Section 3.9 of the Disclosure Schedule lists all material licenses, permits and other authorizations from all governmental authorities issued to Seller and used exclusively in the operation of the Business (collectively, "Permits"). Except as set forth in Part B of Section
3.9 of the Disclosure Schedule, (i) the Permits constitute all of the licenses, permits and authorizations necessary in the conduct of the Business as presently conducted, other than such licenses, permits and authorizations the failure to obtain or maintain which would not in the aggregate have a Material Adverse Effect, (ii) all of the Permits have been duly obtained and are in full force and effect, and will remain so upon consummation of the transactions contemplated by this Agreement, (iii) Seller is not in any material violation of any Permit, (iv) no suspension, cancellation or termination of any Permit is, to the Knowledge of Seller, threatened or imminent, and (v) all of the Permits may be assigned and transferred to Buyer without the consent of any Person other than Seller.

         3.10 Taxes. Except as set forth in Part A of Section 3.10 of the Disclosure Schedule, Seller has timely filed all returns and reports with respect to Taxes ("Tax Returns") which are required to be filed, and all Taxes shown to be due on such Tax Returns have been timely paid and discharged by Seller or provision made therefor. Except as set forth in Part B of Section
3.10 of the Disclosure Schedule, Seller has not granted an extension on the statute of limitations applicable to the payment of any Taxes. Except as set forth in Part B of Section 3.10 of the Disclosure Schedule, no audit or material claim for assessment or collection of Taxes has been asserted against Seller with respect to the Business and Seller has not been notified that it is a party to any pending audit, action, proceeding or investigation by any governmental authority related to the Business. For purposes of this Agreement, "Taxes" shall mean all taxes, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes and customs duties of any kind whatsoever, together with any interest, penalties and additions to tax or additional amounts relating thereto, imposed by any governmental authority.

         3.11 Affiliated Transactions. Part A of Section 3.11 of the Disclosure Schedule sets forth a list of all contracts to which Seller, on the one hand, and any Affiliate of Seller, on the other hand, is a party that relate to or involve the Business other than with respect to salary, bonus or other compensation and benefits in accordance with any employment agreement otherwise listed in Part B of Section 3.11 of the Disclosure Schedule.

         3.12 Brokers. Except for ING Baring Furman Selz LLC, the fees of whom will be the sole responsibility of Seller, neither Seller nor any of its directors, officers, employees or Affiliates has taken any action that will cause Buyer or the Business to become obligated for any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

         3.13 Labor. Neither Seller nor any employee of Seller is a party to or bound by any union or collective bargaining agreements. Seller is not, with respect to the Business, a party to any pending arbitration or grievance proceeding relating to any labor contract nor, to the Knowledge of Seller, is any such action threatened. No such actions have occurred within the previous three years. There is currently no labor strike, slowdown, lockout or stoppage actually pending or, to the Knowledge of Seller, threatened against or affecting the Business. Seller, as relates to the Business, is in compliance with all material applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor practice. There exists no basis for the assessment of unpaid wages due with respect to any employee of the Business. There is no controversy pending or, to Seller's Knowledge, threatened between Seller and any of its present or former directors, officers or group of employees.

         3.14 Software and Proprietary Rights.

         (a) Section 3.14(a) of the Disclosure Schedule lists all BSI Software marketed to customers, or under development for marketing to customers in the conduct of the Business. Seller owns all right, title and interest in and to the Software, free and clear of any Liens other than Permitted Liens, has the right and authority to transfer the Software to Buyer and has, and upon the Closing Buyer will have, the right to use the Software in the manner that such Software is presently being used in the Business. Each Person who participated in the development of any portion of the Software has either so participated as an employee of Seller or has entered into a written agreement assigning to Seller all of that Person's right, title and interest in any intellectual property rights (including, without limitation, any copyright) in such Software. Seller has not entered into any Contract that imposes any restriction or limitation upon Seller, or will impose any restriction or limitation upon Buyer, relating to the development, use or marketing of the Software.

         (b) Section 3.14(b) of the Disclosure Schedule lists all Third Party Software that Seller uses in the Business (other than any Third Party Software that is an Excluded Asset and other than word processing, accounting, human resources and communication software and software development tools that are generally commercially available and that were acquired by Seller on terms and conditions generally available to licensees) and indicates, with respect to each such Third Party Software program, whether Seller owns the Third Party Software or licenses the Third Party Software from another Person either (i) via a shrink-wrap license agreement that accompanied such software, either in written or electronic form, or (ii) pursuant to a license or sublicense Contract, executed by Seller. Each such Contract has either been delivered to Buyer pursuant to Section 3.5 or is listed in Section 3.14(b) of the Disclosure Schedule. Except as set forth in
Section 3.14(b) of the Disclosure Schedule, and except with respect to any Third Party Software that is an Excluded Asset and any Third Party Software that is word processing, accounting, human resources and communication software or a software development tool that is generally commercially available and that was acquired by Seller on terms and conditions generally available to licensees, Seller has, and upon the Closing Buyer will have, an irrevocable right to use such Third Party Software in the conduct of the Business in the manner that such Third Party Software is currently used by Seller (including the right to copy, distribute and license such Third Party Software) and the use of such Third Party Software in the conduct of the Business in the manner that such Third Party Software is currently used by Seller (including the sublicensing of such Third Party Software to customers) does not violate the terms of the respective license agreements with respect to such Third Party Software.

         (c) Section 3.14(c) of the Disclosure Schedule lists each Mark and Trade Name that is used by Seller to identify the Business or the products marketed by the Business. There is no Patent that is owned or licensed by Seller and used in or in connection with the Business. Section 3.14(c) of the Disclosure Schedule lists each Copyright registration owned by Seller and used in connection with the Business. Seller has not disclosed any Trade Secrets or other confidential or proprietary information contained in or relating to the Software to other Persons who are not under an obligation of confidentiality nor, to Seller's Knowledge, has any such Trade Secret or other confidential or proprietary information been misappropriated by any Person.

         (d) The Software does not interfere with, infringe upon, conflict with or misappropriate any Proprietary Right of any other Person and, to Seller's Knowledge, except as set forth in Section 3.14(d) of the Disclosure Schedule, no Person is interfering with, infringing upon or misappropriating any Proprietary Right used by Seller in its conduct of the Business and Seller has not been notified of any alleged infringement of any such Proprietary Right of any other Person; provided, however, that for purposes of the preceding sentence, "Proprietary Rights" shall not include Patents.

         (e) The Acquired Assets include all of the Software and Proprietary Rights necessary to conduct the Business as it is now being conducted by Seller; provided, however, that for purposes of the preceding sentence, "Proprietary Rights" shall not include Patents; provided further, that the Acquired Assets do not include all of the Software or Proprietary Rights used by Seller in the general administration of the Business at the corporate level.

         (f) No current or former director, officer, employee, consultant or independent contractor of Seller owns, directly or indirectly, in whole or in part, any Software or Proprietary Rights that Seller is using in the conduct of the Business or that is necessary for the conduct of the Business as presently conducted by Seller, nor has any such person asserted any such claim of ownership of, or interest in, the Software or Proprietary Rights.

         (g) Except as otherwise disclosed in Section 3.14 (g) to the Disclosure Schedule and except for (i) word processing, accounting, human resources and communication software and software development tools that are generally commercially available and that were acquired by Seller on terms and conditions generally available to licensees and (ii) Contracts that have been delivered to Buyer pursuant to
Section 3.5 hereof, the Software and the Proprietary Rights are not subject to any arrangement requiring any payment to any Person or the obligation to grant rights to any Person in exchange for such Software or Proprietary Rights.

         (h) Except as expressly provided above, Buyer is acquiring the BSI Software, Third Party Software, Diagnostics and Documentation on an "as is" basis. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER DISCLAIMS ALL WARRANTIES RELATING TO THE CAPABILITIES OR FUNCTIONING OF THE BSI SOFTWARE, THIRD PARTY SOFTWARE, DIAGNOSTICS OR DOCUMENTATION, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         3.15 Year 2000 Compliance. The versions of the BSI Software currently being marketed by Seller are Year 2000 Compliant. For purposes of this Section 3.15, "Year 2000 Compliant" means that the BSI Software will process (including calculate, compare and sequence) date and time data from, into and between the years 1999 and 2000 and any other years in the 20th and 21st centuries in the same manner, and with the same degree of accuracy, that the BSI Software processes date and time data for years before 2000. Based on an inquiry of all material suppliers and service providers of Seller, to Seller's Knowledge, each item of hardware, software or firmware (a "System") used by Seller in the operation of its Business and each System of such supplier and service provider, is or will prior to January 1, 2000 be Year 2000 Compliant in all material respects.

         3.16 Accounts Receivable. All Accounts Receivable were actually made in the ordinary course of business. Section 3.16 of the Disclosure Schedule is a complete and accurate aging list of all Accounts Receivables of the Business as of March 31, 1999.

         3.17 Product or Service Liability. As related to the Business, there is no action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to Seller's Knowledge, threatened against or involving Seller relating to any services performed by Seller and alleged to have been defective or improperly rendered, or any products or software delivered or sold by Seller that are alleged to be defective or not in compliance with contractual requirements.

         3.18 Personnel. With respect to the Business, Section 3.18 of the Disclosure Schedule sets forth a true and complete list of:

         (a) the names and current salary of all salaried employees of Seller engaged in the Business;

         (b) the name and wage rate of all hourly employees of Seller engaged in the Business;

         (c) the name and compensation arrangements of any employees of Seller other than those employees listed under subsection (a) or (b) (and exclusive of those employees who perform services solely for Elite but are treated in the books and records of Seller as being employees of Seller), including corporate level employees who provide management and support services to the Business;

         (d) the name and employment status of each such listed employee currently on long-term or short-term disability, workers' compensation, sick leave, personal leave, military leave or any similar leave arrangement;

         (e) a description of any employment agreements and terms and conditions of employment that relate to such listed employees and are in effect immediately prior to the Closing Date; and

         (f) the name and current compensation of each independent contractor currently providing services to the Business.

         3.19 Employee Benefit Plans.

         (a) Seller has furnished to Buyer a correct, complete and current copy of each plan, program, policy or arrangement that is set forth in writing and that provides cash or property or other compensation-related benefits of any kind or description whatsoever to or on behalf of any current or former employee of Seller who was or is employed in the Business, or any of their dependents and a complete description of any such plan, program, policy or arrangement that is not set forth in writing. Each such plan, program, policy or arrangement (specifically excluding any Contract with an individual employee providing a benefit, such as a retention bonus, that is not generally available to other employees) is referred to in this Agreement as a "Benefit Plan" and is listed in Section 3.19 of the Disclosure Schedule.

         (b) Seller has furnished to Buyer a correct, complete and current copy of all employee handbooks currently made available to Seller's employees employed in the Business and any other materials that Seller generally distributes to employees employed in the Business or any of their dependents with respect to each Benefit Plan.

         (c) Seller is not a party to any employment-related contract or agreement of any kind or description whatsoever that is, or purports to be, binding in any way whatsoever on Buyer, and, except to the extent that Buyer assumes obligations under Section 10.1 hereof, Buyer shall have no liability of any kind or description under any Benefit Plan.

         3.20 Environmental. For purposes of this Section 3.20, the following terms shall have the following meanings:

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601 et seq.

         "Environmental Claims" means administrative, regulatory or judicial actions, suits, demands, claims, liens and notices of noncompliance or violation relating to an Environmental Law by governmental authorities, or by private third parties.

         "Environmental Law" means any applicable federal, state or local statute, law, rule, regulation, ordinance, permit or order relating to the protection of the environment, including without limitation CERCLA; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.ss. 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. ss.ss. 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.ss. 1251 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.ss. 6901 et seq.; and any similar federal, state or local law.

         "Hazardous Materials" means those materials defined as "hazardous substances" under CERCLA.

                  (a) To the Knowledge of Seller, Hazardous Materials have not at any time been generated, used, treated, released or stored on any Leased Property in violation of any applicable Environmental Laws.

                  (b) To the Knowledge of Seller, Seller is in compliance with all applicable Environmental Laws in the operation of the Business.

                  (c) No Environmental Claims have been asserted against Seller with respect to the operation of the Business and, to the Knowledge of Seller, no Environmental Claims are threatened against Seller with respect to the operation of the Business.

                  (d) To the Knowledge of Seller, there are no facts or circumstances, conditions or occurrences with respect to any Leased Property or otherwise that would lead to an Environmental Claim against Seller with respect to the operation of the Business.

         3.21 Absence of Undisclosed Liabilities. Seller has no liability or obligation whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise, except for (a) liabilities or obligations reflected in the Financial Statements; (b) liabilities or obligations incurred by Seller in the ordinary course of business; (c) executory obligations under existing Contracts; and (d) any other liabilities or obligations listed on Section 3.21 of the Disclosure Schedule.

         3.22 Insurance. Set forth in Section 3.22 of the Disclosure Schedule is a complete list of insurance policies that Seller maintains with respect to the business, operations, assets or employees of the Business.

         3.23 Full Disclosure. No statement contained in any document, certificate or other writing furnished or to be furnished by Seller to Buyer pursuant to this Agreement at or prior to the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was, is or will be made, in order to avoid statements herein or therein being misleading.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         4.1 Incorporation, Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority necessary to execute and deliver this Agreement and each Ancillary Instrument, to perform its obligations hereunder and thereunder and to consummate the transactions provided for hereby and thereby, and all corporate action of Buyer necessary for the execution, delivery and performance of this Agreement and each Ancillary Instrument by it has been duly taken.

         4.2 No Violation; Binding Effect. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Instrument do not and will not (i)(A) contravene any provisions of the articles of incorporation or bylaws of Buyer, (B) with or without the giving of notice or the passage of time or both, result in any breach by Buyer of, or default or permitted or required acceleration of performance by Buyer under, any contract, lease, license or other agreement to which Buyer is a party, (C) assuming that the Governmental Actions/Filings referred to below in this Section 4.2 are obtained or made, result in any violation by Buyer of any law, rule or regulation applicable to it, except, with respect to clauses (B) and (C) above, for such violations, breaches or defaults as would not in the aggregate (x) result in the imposition of any liability on Seller, (y) prevent Buyer from consummating its purchase of the Business and the Acquired Assets and its assumption of the Assumed Liabilities as contemplated by this Agreement or impair Buyer's ability to perform its obligations hereunder or (z) have a material adverse effect on Buyer's financial condition (clause (x), (y) or (z), a "Buyer Adverse Effect"),
(ii) result in any violation by Buyer of any judgment, injunction or decree of, or any license or permit issued by, any court or governmental authority applicable to it or (iii) require any Governmental Action/Filing to be made or obtained by Buyer except (A) in connection or compliance with the HSR Act, (B) any federal, state or local Tax filings and (C) any other Governmental Actions/Filings the failure to make or obtain would not in the aggregate have a Buyer Adverse Effect. Buyer is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or governmental authority that may prevent Buyer from consummating its purchase of the Business and the Acquired Assets and the assumption of the Assumed Liabilities as contemplated by this Agreement. This Agreement and each Ancillary Instrument has been or will be (as applicable) duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except to the extent that enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws now or hereafter in effect relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

         4.3 Brokers. Neither Buyer, nor any director, officer, employee or Affiliate thereof, has taken any action that will cause Seller to become obligated for any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

         4.4 Buyer Financing. Buyer has and at the Closing will have sufficient funds to enable it to pay the Purchase Price and to perform its obligations hereunder.

         4.5 Litigation. There is no action, suit or other proceeding pending or, to Buyer's knowledge, threatened, at law or in equity, before any federal, state or municipal court, administrative agency or arbitrator against Buyer that may affect Buyer's ability to perform its obligations under this Agreement and consummate the transactions contemplated hereby.



                                   ARTICLE 5

                                   COVENANTS

         5.1 Access; Confidentiality.

         (a) At the reasonable request of Buyer, and upon reasonable advance notice, Seller shall from time to time prior to the Closing give or cause to be given to the officers, employees, accountants, counsel and other authorized representatives of Buyer (collectively, "Buyer's Representatives") (i) access during normal business hours to any and all premises, properties, files, books, records, documents and other information of the Business and the Acquired Assets and (ii) all such other information in Seller's possession otherwise exclusively concerning the Business and Acquired Assets as Buyer may reasonably request, in each case to the extent that Seller may do so without violating confidentiality undertakings. Buyer shall conduct its investigation in a manner designed to avoid any unreasonable interference with the operations of Seller or the Business. As part of its investigation, Buyer may require Seller to use its commercially reasonable efforts to contact certain material customers and suppliers of the Business specified by Buyer and to arrange for meetings between each such customer and supplier and representatives of Seller and Buyer; Buyer shall not otherwise contact customers or suppliers of Seller prior to Closing.

         (b) The provisions of the Confidentiality Agreement shall survive the execution of this Agreement and shall apply with respect to all information made available to Buyer's Representatives pursuant to this Section 5.1. For the purpose of clarification, Buyer agrees that the term "Evaluation Materials" in the Confidentiality Agreement is also intended to cover any financial, technical or business information relating to Elite that was disclosed by Seller to Buyer.

         5.2 Notice of Proceedings; Agreement to Defend.

         (a) Each party to this Agreement will notify the other promptly in writing upon (i) such party's becoming aware of any order, judgment or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby or any complaint or overtly threatened complaint seeking such an order, judgment or decree or (ii) such party's receiving any notice from any governmental authority of its intention (A) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this

Agreement or the transactions contemplated hereby or (B) to nullify or render ineffective this Agreement or such transactions if consummated.

         (b) In the event any Person brings a suit or claim, or commences an action, investigation or other proceeding, that challenges the validity or legality of this Agreement or the transactions contemplated by this Agreement or any instrument or document contemplated hereby, the parties hereto agree to consult and to cooperate with each other and use all reasonable efforts to defend against such suit, claim, action, investigation or other proceeding and, in the event an injunction or other order is issued in connection with any of the foregoing, to use all reasonable efforts to have such injunction lifted or such order set aside so that the transactions contemplated by this Agreement and the instruments and documents contemplated hereby may proceed.

         5.3 Consummation of Agreement. Subject to the provisions of Section
9.1 hereof, each party hereto shall use all reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out.

         5.4 Consents and Filings. Each of the parties hereto shall (and shall cause its Affiliates to) use all commercially reasonable efforts to obtain or make, as the case may be, as soon as possible, all Governmental Action/Filings as may be required to be obtained or made, as the case may be, by it (and/or any of its Affiliates) in order to enable such party (and/or any of its Affiliates) to perform its obligations under this Agreement. As soon as reasonably practicable after the execution of this Agreement, Buyer and Seller shall each file or cause to be filed with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") their respective filings and any other required submissions under the HSR Act. Without limiting the generality of the preceding sentence, Buyer and Subsidiary shall promptly file or cause to be filed any additional documents with the FTC and the DOJ that are required to be filed by such parties and their Affiliates under the HSR Act in connection with this Agreement and the transactions contemplated hereby and shall comply in a timely manner with all requests for further information by the FTC or DOJ.

         5.5 Announcements. Neither party hereto will (and each such party will cause its Affiliates not to) issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other party, except as and to the extent that such party or any of its Affiliates determines in good faith that it is so obligated by law or stock exchange rules, in which case such party shall give notice to the other party in advance of such party's or its Affiliate's intent to make such announcement or issue such press release and the parties hereto shall use all reasonable efforts to cause a mutually agreeable release or announcement to be issued.

         5.6 Conduct of Business Prior to the Closing.

         (a) Except as permitted, required or otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Seller shall cause the Business to be conducted only in the ordinary course. Nothing contained in this Agreement shall be deemed to limit in any way (A) Seller's ability to make distributions in cash, securities and combinations thereof to any of its Subsidiaries or (B) Seller's ability to take any action with respect to any intercompany receivable or intercompany payable, and no such distribution or action shall constitute or be deemed to be a breach of any provision hereof.

         (b) Seller will not, in connection with the conduct of the Business, during the period from the date of this Agreement to the Closing, except as set forth in Section 5.6(b) of the Disclosure Schedule or as permitted, required or otherwise contemplated by this Agreement, without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed):

                   (i) sell, lease, transfer, or agree to sell, lease or transfer, any properties or assets that are, in the aggregate, in excess of $10,000, except in the ordinary course of business, without replacement thereof with a substantially equivalent asset of substantially equivalent kind, condition and value;

                  (ii) except in the ordinary course of business or as may be required by applicable law, enter into any contract of employment involving annual compensation in excess of $80,000 with any employee of Seller;

                 (iii) except in the ordinary course of business, as may be required by applicable law or in order to replace or repair similar assets, make, or enter into any contract directly committing Seller to make, any single capital expenditure in excess of $50,000;

                  (iv) except as may be required by applicable law or existing commitments or as generally consistent with past practices, grant or agree to grant any material increase in the rates of salaries, compensation or other employment benefits of any class of employees of Seller; or

                   (v) incur or guarantee any indebtedness for borrowed money (other than endorsements made for collection in the ordinary course of business), in each case except for indebtedness for money borrowed from any of its Subsidiaries.

         5.7 Exclusivity. Except as between Buyer and Seller, Seller until Closing or until termination of this Agreement in accordance with Article 9, will not, and will cause its officers, directors, employees, agents, and representatives not to discuss, solicit, encourage, or actively entertain inquiries or offers (including by way of furnishing information) or make any proposal that could reasonably be expected to lead to any acquisition, indication of interest, offer, or purchase of the Business, or any portion of the Acquired Assets or interest in the Acquired Assets or enter into any agreement, arrangement or commitment with respect to any of the foregoing. Seller will promptly notify Buyer regarding any contact between Seller, the Business or its respective representatives and any other person regarding any such offer or proposal or any related inquiry.

         5.8 Delivery of Books and Records at the Closing. At the Closing, but subject to Section 1.3(b), Seller will deliver to Buyer all original contracts, books and records that are a part of the Acquired Assets and Assumed Liabilities, together with complete copies of all of the Software in Seller's possession.

         5.9 Access to Books and Records, Employees.

         (a) After the Closing, Buyer shall, upon Seller's reasonable request from time to time, and upon reasonable notice, in connection with the preparation by Seller or its Affiliates of Tax Returns or financial statements, any audit, action, suit or proceeding to which Seller is a party, and for such other purposes as Seller shall reasonably request, and to the extent relevant to such Tax Returns or financial statements, audit, action, suit or proceeding,
(i)(A) provide to the officers and other authorized representatives of Seller and its Affiliates reasonable access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information relating to the Business, (B) cause its officers to furnish to Seller and its authorized representatives any and all financial, technical and operating data and other information pertaining to the Business and (C) make available to Seller and its authorized representatives personnel of Buyer to consult with such representatives and to cooperate in the investigation, prosecution or defense of any such audit, action, suit or proceeding and to give depositions in connection therewith; and (ii) make available for inspection and copying by Seller at Seller's expense true and complete copies of any documents relating to the foregoing. In exercising their rights under the foregoing provisions of this Section 5.9(a), Seller and its representatives shall not interfere with the normal operations of the Business. Buyer shall retain the files, books, records and documents relating to the Business for a period of at least six years after the Closing Date. Thereafter, Buyer shall give Seller at least thirty business days' prior written notice of the proposed destruction of any such files, books, records or documents and, at the request and expense of Seller, shall deliver to Seller any of such files, books, records or documents that Seller may request.

         (b) After the Closing, Seller shall, upon Buyer's reasonable request from time to time, and upon reasonable notice, in connection with the preparation by Buyer or its Affiliates of Tax Returns or financial statements, any action, suit or proceeding to which Buyer is a party, and for such other purposes as Buyer shall reasonably request, and to the extent relevant to such Tax Returns or financial statements, action, suit or proceeding, (i)(A) provide to the officers and other authorized representatives of Buyer and its Affiliates reasonable access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information relating to the Business and not transferred to Buyer hereunder, (B) cause its officers to furnish to Buyer and its authorized representatives any and all financial, technical and operating data and other information pertaining to the Business and (C) make available to Buyer and its authorized representatives personnel of Seller to consult with such representatives and to cooperate in the investigation, prosecution or defense of any such action, suit or proceeding and to give depositions in connection therewith; and (ii) make available for inspection and copying by Buyer at Buyer's expense true and complete copies of any documents relating to the foregoing. In exercising their rights under the foregoing provisions of this Section 5.9(b), Buyer and its representatives shall not interfere with the normal operations of the Business. Seller shall retain the files, books, records and documents relating to the Business (to the extent not transferred to Buyer hereunder) for a period of at least six years after the Closing Date. Thereafter, Seller shall give Buyer at least thirty business days' prior written notice of the proposed destruction of any such files, books, records or documents and, at the request and expense of Buyer, shall deliver to Buyer any of such files, books, records or documents that Buyer may request.

         5.10 Guarantee of Accounts Receivables. Buyer shall use the same degree of diligence and effort to collect the Accounts Receivable that it uses in collecting its own accounts receivable of comparable size; provided that Buyer shall have no obligation to initiate a lawsuit to collect any Account Receivable. Any amounts collected by Buyer from any Person who owes more than one invoice to Buyer, including any Account Receivable, shall be applied to the oldest undisputed invoice. Buyer shall provide Seller with periodic reports covering each four weeks of collection activities, summarizing its collections to date. If Buyer has not received full payment on each of the Accounts Receivables within six months following the Closing Date, Buyer will notify Seller in writing, specifying the unpaid Accounts Receivables and the amounts outstanding. Within ten days following receipt of Buyer's notice and the re-assignment to Seller of such Accounts Receivable, together with the delivery to Seller of all of the records and documentation reasonably required for Seller to assume the collection effort, Seller will pay Buyer the full amount of the unpaid balance of any such Accounts Receivables specified in Buyer's notice by wire transfer of immediately available funds to the account of Seller specified in the notice. Any dispute with respect to the application of this Section shall be resolved by the Independent Accountant, whose decision shall be deemed final and conclusive. The fees and expenses of the Independent Accountant in resolving all such disputes shall be borne one-half by Buyer and one-half by Seller.

         5.11 Change of Name. Seller shall promptly call a meeting of its stockholders to approve an amendment to change the corporate name of Seller, and shall solicit proxies to be voted at such meeting in favor of such amendment. Upon the approval by Seller's stockholders of such an amendment, Seller shall promptly file with the Delaware Secretary of State a Certificate of Amendment to effect such change in the corporate name of Seller.

         5.12 Cooperation. Subsequent to the Closing, the parties shall cooperate in good faith to facilitate the transfer of the Business in the manner contemplated hereunder with minimum disruption for the parties. Without limitation, Seller shall retain administrative employees in Charlotte, at no cost to Buyer, for a sufficient period of time (not exceeding ninety days) to handle matters related to the transfer of employees and customers, and Buyer shall provide suitable workspace (including a computer and secretarial assistance), at no cost to Seller, for those employees of Seller providing such assistance. Each party shall provide the other such reasonable access to its books, records and employees as may be required to carry out the purposes of this Section 5.12.

         5.13 CRISP Royalties. If and to the extent (a) Buyer licenses any CRISP products and receives license or other fees with respect thereto after the Closing; and (b) Seller is required to pay to the plaintiffs in the CRISP Litigation any amounts that relate to sales or licenses of any CRISP products after the Closing, then Buyer shall pay to Seller a royalty equal to five percent (5%) of such fees; provided, however, that such royalty shall not exceed $75,000 in the aggregate.

                                   ARTICLE 6

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

         6.1 Seller's Closing Conditions. The obligations of Seller under this Agreement to effect the Closing are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to its obligations) by Seller in its absolute discretion:

         (a) The representations and warranties of Buyer contained in Article 4 of this Agreement shall be true and correct in all material respects as though such representations and warranties were made, as written herein, immediately prior to the Closing (except that any portion of any representation or warranty already qualified as to materiality will be true and correct in all respects and except to the extent changes are permitted, required or otherwise contemplated pursuant to this Agreement); Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it at or prior to the Closing; and Buyer shall have furnished Seller with a certificate, dated the Closing Date and duly executed on behalf of Buyer by an officer of Buyer, to the effect that the conditions set forth in this Section 6.1(a) have been satisfied.

         (b) No party to this Agreement shall be subject to any order, stay, injunction or decree of any court of competent jurisdiction in the United States restraining or prohibiting the consummation of the transactions contemplated hereby.

         (c) Seller shall have received from Buyer the following documents:

                  (i) a recent certificate of good standing of Buyer from the Secretary of State of its state of incorporation;

                  (ii) a true and complete copy of the articles of incorporation of Buyer and all amendments thereto, certified as of a recent date by the Secretary of State of its state of incorporation;

                  (iii) a true and complete copy of the bylaws of Buyer, certified by its Secretary;

                  (iv) a certificate from the Secretary or Assistant Secretary of Buyer that its articles of incorporation and bylaws have not been amended since the date of the certificate described in clauses (ii) and (iii) above and that nothing has occurred since the date of issuance of the certificate of good standing described in clause (i) above that would adversely affect Buyer's corporate existence or good standing; and

                   (v) a certificate from the Secretary or Assistant Secretary of Buyer as to the incumbency and signatures of its respective officers who will execute documents at the Closing or who have executed the Agreement.

                                   ARTICLE 7

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         7.1 Buyer's Closing Conditions. The obligations of Buyer under this Agreement to effect the Closing are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to its obligations) by Buyer in its absolute discretion:

         (a) The representations and warranties of Seller contained in Article 3 of this Agreement shall be true and correct in all material respects as though such representations and warranties were made, as written herein, immediately prior to the Closing (except that any portion of any representation or warranty already qualified as to materiality will be true and correct in all respects and except to the extent changes are permitted, required or otherwise contemplated pursuant to this Agreement); Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it at or prior to the Closing; and Seller shall have furnished Buyer with a certificate, dated the Closing Date and duly executed on behalf of Seller by an officer of Seller, to the effect that the conditions set forth in this Section 7.1(a) have been satisfied.

         (b) No party to this Agreement shall be subject to any order, stay, injunction or decree of any court of competent jurisdiction in the United States restraining or prohibiting the consummation of the transactions contemplated hereby.

         (c) Buyer shall have received from Seller the following documents:

                  (i) a recent certificate of good standing of Seller from the Secretary of State of Delaware;

                  (ii) a true and complete copy of the certificate of incorporation of Seller and all amendments thereto, certified as of a recent date by the Secretary of State of Delaware;

                  (iii) a true and complete copy of the bylaws of Seller, certified by its Secretary;

                  (iv) a certificate from the Secretary of Seller that its certificate of incorporation and bylaws has not been amended since the date of the certificate described in clauses (ii) and (iii) above and that nothing has occurred since the date of issuance of the certificate of good standing described in clause (i) above that would adversely affect Seller's corporate existence or good standing;

                   (v) a true and complete copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith, certified by its Secretary; and

                  (vi) a certificate from the Secretary of Seller as to the incumbency and signatures of its respective officers who will execute documents at the Closing or who have executed the Agreement.

         (d) Seller shall have obtained (i) all consents and approvals of governmental authorities listed in Section 3.2 of the Disclosure Schedule and
(ii) consents to the assignment to Buyer of the Material Contracts listed in
Section 7.1(d) of the Disclosure Schedule (except that Seller and the landlord of the Leased Property shall have entered into an amendment to Seller's lease for the Leased Property that terminates its lease over a period of time agreed upon with Buyer, and consents to the assignment of the lease to Buyer prior to such termination)

         (e) At least seventy-five percent of the Transferred Employees shall have accepted offers of employment from Buyer and at least five of the six employees who have been identified by Buyer to Seller as "key employees" shall have accepted offers of employment from Buyer.


                                   ARTICLE 8

                           SURVIVAL; INDEMNIFICATION

         8.1 Survival. Subject to this Section 8.1 and to Section 8.2, except for the covenants contained in Sections 5.1(a), 5.2, 5.6, 5.7, and 5.8 (which shall terminate as of the consummation of the Closing), all representations, warranties, covenants and agreements contained in this Agreement, the Disclosure Schedule or in any schedule, exhibit, certificate, agreement, document or statement delivered pursuant hereto (an "Ancillary Instrument") shall survive (and not be affected in any respect by) the Closing and any investigation conducted by any party hereto. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement or any Ancillary Instrument and the related indemnity obligations set forth in
Section 8.2(a)(i) shall terminate on, and no claim or action with respect thereto may be brought after, the date that is eighteen months after the Closing Date (except that the representations contained in Sections 3.2 (as it relates to the authority of Seller and the execution and enforceability of this Agreement and each Ancillary Instrument), 3.4 (as it relates to good title to, or valid leasehold or license interests in the Acquired Assets), 3.8, 3.10 and
3.20 will survive until the termination of any applicable statute of limitations). The representations and warranties that terminate on the date that is eighteen months after the Closing Date, and the liability of any party hereto with respect thereto pursuant to this Article 8, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party (as defined in Section 8.2(c)) has been given written notice setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims prior to the date that is eighteen months after the Closing Date.

         8.2 Indemnification. The parties hereto shall indemnify each other as set forth below:

         (a) Subject to Section 8.1 and the other provisions of this Section 8.2, from and after the Closing, Seller hereby agrees to indemnify and hold harmless Buyer and its Affiliates, officers, directors, employees, agents, representatives and contractors ("Buyer Indemnified Parties") from, and to reimburse Buyer Indemnified Parties for any Losses (including, without limitation, any reasonable Legal Expenses but excluding any such Losses to the extent recoverable by each Buyer Indemnified Party from any third party under any contract with such party or under any applicable insurance policy) that are the direct and proximate result of:

                   (i) the breach (as of immediately prior to the Closing) of any representation or warranty of Seller contained in Article 3 of this Agreement as though made, as written herein, immediately prior to the Closing, except to the extent changes are permitted, required or otherwise contemplated pursuant to this Agreement, or

                  (ii) the breach by Seller of or failure by Seller to perform any of its respective covenants or agreements contained in this Agreement or any Ancillary Instrument, or

                 (iii) the Excluded Assets or Retained Liabilities (such Retained Liabilities include any and all liabilities or obligations of Seller other than the Assumed Liabilities);

provided, however, that (A) Seller shall not be responsible for any Losses with respect to the matters referred to in this Section 8.2(a) until the cumulative aggregate amount of such Losses, excluding any such Losses to the extent recoverable by Buyer or any of its Affiliates from any third party under any contract with such party or under any applicable insurance policy, exceeds One Hundred Thousand Dollars ($100,000) (the "Basket Amount"), in which case Seller shall then be liable only for such Losses in excess of the Basket Amount, (B) the cumulative aggregate indemnity obligation of Seller under this Section 8.2 shall in no event exceed the Purchase Price, and (C) Seller shall have no liability or obligation for any Loss arising out of or resulting from the inaccuracy, breach, nonfulfillment or nonperformance of any representation, warranty, covenant or agreement if such inaccuracy, breach, nonfulfillment or nonperformance is disclosed by Seller to Buyer pursuant to Section 13.11(b) hereof in a written notice delivered to Buyer at least five business days prior to the Closing.

         As used herein, "Legal Expenses" shall mean the fees, costs and expenses of any kind incurred by any Person indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

         (b) Subject to Section 8.1 and to the other provisions of this Section 8.2, from and after the Closing Buyer hereby agrees to indemnify and hold harmless Seller and its Affiliates, officers, directors, employees, agents, representatives and contractors ("Seller Indemnified Parties") from, and to reimburse Seller Indemnified Parties for any Losses (including, without limitation, any reasonable Legal Expenses), that are the direct and proximate result of:

                   (i) the breach (as of immediately prior to the Closing) of any representation or warranty of Buyer contained in Article 4 of this Agreement as though made, as written herein, immediately prior to the Closing, except to the extent changes are permitted, required or otherwise contemplated pursuant to this Agreement,

                  (ii) the breach by Buyer of or failure by Buyer to perform any of its covenants or agreements contained in this Agreement or any Ancillary Instrument,

                 (iii) the payment or failure to pay, or performance of or failure to perform, Assumed Liabilities following the Closing,

                  (iv) the operation of the Business or the ownership of the Acquired Assets following the Closing,

                   (v) noncompliance with any applicable bulk sales law insofar as it relates to the Acquired Assets,

                  (vi) any claim by any Transferred Employee or such Transferred Employee's beneficiaries or representatives for any payment or benefit as a result of any action or omission of Buyer occurring after the Closing, or

                 (vii) notwithstanding any provision herein, any and all claims brought against Seller under any federal, state or local employment law as a result of any actions taken by Buyer after the Closing Date.

         (c) As promptly as practicable, and in any event within thirty (30) days, after any Buyer Indemnified Party, on the one hand, or Seller Indemnified Party, on the other hand, shall receive any notice of, or otherwise become aware of, the commencement of any action, suit or proceeding, the assertion of any claim, the occurrence of any event, the existence of any fact or circumstance, or the incurrence of any Loss, for which indemnification is provided for (assuming, only for the purposes of this Section 8.2(c) and of the terms defined in this Section 8.2(c), that the Basket Amount was zero) by
Section 8.2(a) or (b) (an "Indemnification Event"), the party entitled to such indemnification (an "Indemnified Party") shall give written notice (an "Indemnification Claim") to the party from which such indemnification is (or, under such assumption, could be) sought (an "Indemnifying Party") describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought. If the Indemnifying Party is not so notified by the Indemnified Party within thirty
(30) days after the date of the receipt by the Indemnified Party or any of its Affiliates of notice of, or of the Indemnified Party or any of its Affiliates otherwise becoming aware of, any particular Indemnification Event, the Indemnifying Party shall be relieved of all liability hereunder in respect of such Indemnification Event (or the facts or circumstances giving rise thereto) but only to the extent that such Indemnifying Party is prejudiced or harmed as a consequence of such failure (and, to such extent, all Losses resulting from such Indemnification Event shall be disregarded for purposes of determining whether the Basket Amount has been exceeded).

         (d) If any Indemnification Event involves the claim of any third party (a "Third-Party Claim"), the Indemnifying Party shall (whether or not the Indemnified Party is entitled to claim indemnification under Section 8.2(a) or
(b), as the case may be) be entitled to, and the Indemnified Party shall provide the Indemnifying Party with the right to, participate in, and assume sole control over, the defense and settlement of such Third-Party Claim (with counsel reasonably satisfactory to the Indemnified Party); provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such Third-Party Claim, and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such Third-Party Claim, such approval not to be unreasonably withheld or delayed, if (x) as a result of such settlement or ceasing to defend, injunctive or other equitable relief would be imposed against the Indemnified Party or (y) in the case of a settlement, the Indemnified Party would not thereby receive from the claimant an unconditional release from all further liability in respect of such Third-Party Claim. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim, the Indemnifying Party shall not be liable hereunder to indemnify any Person for any Legal Expenses subsequently incurred in connection therewith. If the Indemnifying Party does not assume sole control over the defense or settlement of such Third-Party Claim as provided in this Section 8.2(d) within a reasonable period of time, or, after assuming such control, fails to defend against such Third-Party Claim (it being agreed that settlement of such Third-Party Claim does not constitute such a failure to defend), the Indemnified Party shall have the right (as to itself) to defend and, upon obtaining the written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with (and to the extent provided for (subject to, and not disregarding, the provisos to Section 8.2(a))
in) Section 8.2(a) or (b), as appropriate. Notwithstanding the foregoing provisions of this Section 8.2(d), the Indemnified Party shall have the right at all times to take over and assume the control (as to itself) of the defense or settlement of any Third-Party Claim; provided, however, that in such event the Indemnifying Party shall cease to have any obligation under Section 8.2(a) or (b), as the case may be, in respect of such Third-Party Claim. The Indemnifying Party shall not be liable under this Section 8.2 for any settlement or compromise effected without its consent.

         (e) The Indemnified Party and the Indemnifying Party shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense of any Third-Party Claim pursuant to Section 8.2(d). Without limiting the generality of the foregoing, each such Person shall furnish the other such Person with such documentary or other evidence as is then in its or any of its Affiliates' possession as may reasonably be requested by the other Person for the purpose of defending against any such Third-Party Claim.

         (f) Upon payment of any amount pursuant to any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party's rights of recovery (and, if Seller is the Indemnifying Party, the Indemnified Parties shall cause Seller to be subrogated to all of Buyer's rights of recovery) against any third party with respect to the matters to which such Indemnification Claim relates.

         (g) The rights and remedies of Buyer and Seller under this Section 8.2 are exclusive and in lieu of any and all other rights and remedies that Buyer or Seller, as the case may be, may have against the other, under this Agreement or otherwise, (i) with respect to (x) the inaccuracy of any representation, warranty, certification or other statement made (or deemed made) by Seller or Buyer in or pursuant to this Agreement, the Disclosure Schedule or any Ancillary Instrument or (y) any breach of, or failure to perform or comply with, any covenant or agreement set forth in this Agreement or in any Ancillary Instrument or (ii) with respect to the transactions contemplated by this Agreement. All claims for indemnification must be asserted, if at all, in good faith and in accordance with the provisions of Section 8.2(c) hereof and, to the extent applicable to such claims, within eighteen months after the Closing Date (subject to the last sentence of Section 8.1 hereof).

         (h) If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it received such indemnity payment (the "Recovery"), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

         (i) Notwithstanding anything contained in this Agreement to the contrary, no party will be liable to any other party for indirect, special, punitive or consequential losses or damages (including any loss of a revenue or profit) arising out of this Agreement.


                                   ARTICLE 9

                                  TERMINATION

         9.1 Termination of Agreement. This Agreement may be terminated at any time on or prior to the Closing:

         (a) by mutual consent of Seller and Buyer;

         (b) by either Seller or Buyer, if the Closing has not taken place by June 15, 1999 and the terminating party is not in material breach of its obligations hereunder; or

         (c) by either Seller or Buyer, if any court or governmental body of competent jurisdiction in the United States shall have issued an order, stay, judgment or decree, or taken any other action, permanently prohibiting the transactions contemplated by this Agreement, and such order, stay, judgment, decree, or other action, shall have become final and non-appealable.

         If Seller or Buyer shall terminate this Agreement pursuant to the foregoing provisions of this Section 9.1, such termination shall be effected by written notice to the other party specifying the provision pursuant to which such termination is made.

         9.2 Liabilities Upon Termination. Except for the terms of this Section
9.2 and Sections 5.1(b), 5.5 and 13.2 hereof, which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 9.1 this Agreement shall forthwith become null and void, and neither party hereto nor any of its officers, directors, employees, agents, consultants, stockholders or principals shall have any rights, liabilities or obligations hereunder or with respect hereto; provided, however, that nothing contained in Section 9.1 or this Section 9.2 shall (i) relieve any party from liability for any willful failure to comply with any covenant or agreement contained herein or (ii) affect the Confidentiality Agreement, which shall survive any termination of this Agreement.

                                   ARTICLE 10

                        EMPLOYEE AND CERTAIN TAX MATTERS

         10.1 Employee Matters.

         (a) The employees of the Business listed on Section 10.1 of the Disclosure Schedule (each, a "Transferred Employee") shall have their employment relationship with Seller cease as of the time of the Closing, and Buyer shall have offered employment to each such Transferred Employee as of and after the time of the Closing, at a salary or wage no less than such employee was then being paid by Seller, and upon other terms and conditions substantially similar in the aggregate to the terms and conditions of employment immediately prior to the Closing. Buyer shall assume and honor the terms of any employment agreements and terms and conditions of employment as they pertain to Transferred Employees (including any outstanding employee loans) that are in effect immediately prior to the Closing Date and described in Section 3.18(e) of the Disclosure Schedule.

         (b) Each employee benefit plan, fund, policy or arrangement established or maintained by Buyer or its Affiliates for Transferred Employees ("Buyer Plan") shall grant credit to each Transferred Employee for all service on or prior to the Closing Date with Seller or any predecessor or Affiliate of Seller, for all purposes other than benefit accrual under a "defined benefit plan" within the meaning of Section 3(35) of ERISA; provided, that any Buyer Plan may be designed to offset, or otherwise avoid duplication of, any benefits to which a Transferred Employee is entitled under any comparable Benefit Plan on or prior to the Closing.

         (c) Effective as of the Closing, all Transferred Employees and their family members who immediately prior to the Closing were covered under any group health plan maintained by Seller or an Affiliate of Seller ("Prior Coverage") shall receive coverage under an existing group health plan of Buyer that is substantially comparable in the aggregate to the Prior Coverage. Such group health plan of Buyer shall (i) waive any waiting period and (ii) waive any exclusion or limitation for preexisting conditions which were covered (generally and/or specifically as to any individual) under any group health plan maintained by Seller or an Affiliate of Seller prior to the Closing.

         (d) Effective as of the Closing Date, all Transferred Employees shall be 100% vested in their account balances under the Broadway & Seymour, Inc. 401(k) Plan ("Seller's 401(k) Plan"). Effective as of the Closing Date, Transferred Employees shall be eligible to participate in Buyer's existing tax-qualified 401(k) retirement plan. Seller shall permit Transferred Employees to elect to receive the distribution of their account balances under Seller's 401(k) Plan to the extent permitted by law and, after Seller provides Buyer with written evidence satisfactory to Buyer that Seller's 401(k) Plan is qualified under Section 4.1(a) of the Code, Buyer shall permit direct rollovers to any defined contribution plan that it may maintain.

         (e) Buyer will assume and satisfy Seller's liability with respect to all earned and unpaid leave to which Transferred Employees are entitled, if any, as of the Closing Date, either by providing such employees with their eligible paid leave or a payment in lieu thereof consistent with Seller's past practice. The Transferred Employees will receive credit for past service with Seller and its Affiliates in determining the amount of paid leave to which they may become entitled after the Closing Date.

         (f) Seller shall remain liable for and shall pay all short-term disability benefits payable to any Transferred Employee with respect to any period prior to the Closing Date. Buyer shall be liable for and shall pay all short-term disability benefits payable to any Transferred Employee with respect to any period on or after the Closing Date in accordance with the terms of any applicable Buyer employee benefit plan.

         (g) Seller shall be responsible for providing long-term disability benefits to any current or former employees of Seller (including Transferred Employees) who are receiving long-term disability benefits (or short-term disability benefits that are subsequently converted into long-term disability benefits) as of the Closing in accordance with the terms of Seller's long-term disability plan. Buyer shall otherwise be responsible for any obligation to provide long-term disability benefits after the Closing to any Transferred Employees whose receipt of such disability benefits commences after the Closing.

         (h) Seller shall be responsible for any covered claims incurred by any Transferred Employee under Seller's medical, dental or vision plans prior to the Closing in accordance with the terms of such plans. Buyer shall be responsible for any covered claims incurred by any Transferred Employee under Buyer's medical, dental or vision plans after the Closing, in accordance with the terms of such plans.

         (i) Seller shall be responsible for providing continuation of group health coverage required by Section 4980B of the Code or Sections 601 through 608 of ERISA ("COBRA") to any current or former employee of Seller or any "qualified beneficiary" (within the meaning of Section 4980B of the Code) of any such current or former employee who has incurred a "qualifying event"(within the meaning of Section 4980B of the Code) under any Benefit Plan on or prior to the Closing. Buyer shall be responsible for providing COBRA coverage to any Transferred Employee or any "qualified beneficiary" of a Transferred Employee who incurs a "qualifying event" under any Buyer Plan after the Closing.

         (j) Seller shall be responsible for any workers compensation benefits payable to Transferred Employees that are attributable to any injury or illness that occurred or existed prior to the Closing Date. Buyer shall be responsible for any workers compensation benefits payable to Transferred Employees that are attributable to any injury or illness that occurs or first exists after the Closing.

         (k) Provided Seller provides all documentation and assistance necessary for Buyer to fulfill its obligations under this Section 10.1(k), Seller and Buyer agree that they shall comply with the alternative procedure of
Section 5 of IRS Revenue Procedure 96-60, 1996-53 IRB 24, and that Buyer shall prepare and file IRS Forms W-2 for Transferred Employees for the year in which the Closing occurs and Seller shall be relieved of preparing IRS Forms W-2 for Transferred Employees for the year in which the Closing occurs.

         (l) Subject to all applicable privacy laws, Seller shall, upon the request of Buyer, and Buyer shall, upon the request of Seller, deliver such documents, personnel or benefit information and other information in their respective possession, as may be necessary or desirable from time to time for the administration, analysis and operation of the other party's benefit plans. Subject to all applicable privacy laws, such documents and information may be provided at such times and in such form (including any electronic media) as may reasonably be requested by either party.

         (m) Certain Transferred Employees may be foreign nationals who are permitted to work for Seller under H-1B visas (each, a "Foreign Employee"). Upon the request of Buyer, and to the extent permitted by applicable law, Seller and Buyer shall cooperate to achieve a mutually agreeable subcontracting or employee leasing arrangement, for a period not to exceed ninety days, under which such Foreign Employees will provide services to or for the benefit of Buyer subsequent to the Closing, and Buyer will reimburse Seller for all of the continuing expenses (including legal fees and expenses) of retaining such Foreign Employees as employees of Seller subsequent to Closing (including the fully vested cost of all employee benefits). Buyer shall diligently attempt to obtain a H-1B visa for each such Foreign Employee permitting such Foreign Employee to work directly for Buyer, and Buyer shall hire each such Foreign Employee as its employee as soon as it is legally permitted to do so. Should Buyer fail to hire any such Foreign Employee as its employee within ninety days subsequent to Closing, Seller may terminate the employment of such Foreign Employee, and Buyer shall reimburse Seller for all of the severance costs thereof.

         10.2 Certain Tax Matters.

         (a) Seller and Buyer shall endeavor in good faith to agree upon the allocation of the Purchase Price among the Acquired Assets (the "Allocation"). If Seller and Buyer are not able to agree upon the Allocation within 60 days after the Closing, the Allocation shall be determined by an appraisal firm selected by Buyer within 30 days thereafter and acceptable to Seller; if no such appraisal firm is selected and approved within the 30-day period or if such appraisal is not completed within 120 days after the Closing, each party may file its Tax Returns as it deems fit. The costs and expenses for the services of such appraisal firm shall be borne equally by Seller and Buyer. The parties hereto and their Affiliates shall reflect the Allocation in all Tax Returns except as provided in the second preceding sentence.

         (b) After the Closing Date, each of Buyer and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books, records and personnel) and assistance as is reasonably requested for the preparation and filing of any Tax Return or related document, for the preparation for any Tax audit or for the prosecution or defense of any claim, suit or proceeding relating to Taxes.

         (c) Seller will pay or cause to be paid any sales, use, transfer, stamp, documentary or similar Taxes imposed upon the sale of the Acquired Assets pursuant to this Agreement.

                                   ARTICLE 11

                        OTHER AGREEMENTS OF THE PARTIES

         11.1 Noncompetition.

         (a) Definitions. For the purposes of this Section 11.1 the following definitions will apply:

                   (i) "Business Activities" means the sale of products to and the provision of related services to the financial services industry, if, but only if, such products and services are the same or substantially similar to TouchPoint(TM), CRISP(TM) and BANCStar(R), as those products exist as of the Closing.

                  (ii) "Noncompete Period" means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.

                 (iii) "Territory" means the United States of America and
         Canada.

         (b) Obligation of Noncompetition.

                   (i) Seller hereby acknowledges that it conducts Business Activities throughout the Territory. Seller acknowledges that to protect adequately the interest of Buyer in the Assets and the Business, it is essential that any noncompete covenant with respect thereto cover all Business Activities and the entire Territory.

                  (ii) Seller agrees that it shall not, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, engage in any business that conducts, in any material manner, any of the Business Activities in the Territory. Buyer acknowledges that none of the business activities currently conducted by Elite shall be construed to be Business Activities. Buyer further agrees that nothing in this Section 11.1 shall be construed as prohibiting (A) Elite and/or Seller from acquiring another Person who conducts the Business Activities, so long as the Business Activities are incidental to Elite's primary business or (B) some other Person who conducts the Business Activities from acquiring Elite and/or Seller.

         11.2 Nonsolicitation. Seller agrees that it shall not, during the period of eighteen months following Closing, in any manner, directly or indirectly or by assisting others, recruit or hire away or attempt to recruit or hire away, on its behalf or on behalf of any other Person, firm or corporation, any Transferred Employee. Buyer agrees that this Section 11.2 shall not be construed as prohibiting Seller from making general advertisements or otherwise engaging in general employee recruitment efforts, so long as Seller does not hire any Transferred Employee during the period of eighteen months following Closing.

         11.3 Nondisclosure

         (a) Confidential Information. "Confidential Information" shall mean business, technical or financial information of Seller that is being transferred to Buyer hereunder, to the extent that such information has been maintained by Seller in confidence and has commercial value because it is not generally known to others. Confidential Information may include technical data, hardware and software specifications, computer programs, system documentation, user manuals, prototypes, analyses, information related to product planning, pricing, marketing, research and development, financial data, customer lists and data.

         (b) Restrictions. During the Noncompete Period, Seller shall (a) use such Confidential Information only for purposes related to the Retained Liabilities and Excluded Assets, and not in connection with Business Activities, (b) not disclose such Confidential Information to anyone except those of its Affiliates, employees, contractors, consultants or advisors who have a need to know for the permitted purposes; (c) protect the confidentiality of and take all reasonable steps to prevent disclosure or unauthorized use of such Confidential Information in order to prevent it from falling into the public domain or the possession of persons not legally bound to maintain its confidentiality; (d) not reverse engineer such Confidential Information nor use such Confidential Information for the purpose of reverse engineering; and (e) not produce any product nor offer any service of any nature whatsoever based in whole or in part on such Confidential Information nor cause or assist any other person or entity in doing so.

         (c) Exclusions. The restrictions on use and disclosure of Confidential Information set forth herein shall not apply to information that (a) is in or enters the public domain through no wrongful act of Seller; (b) is independently developed by Seller subsequent to the Closing; (c) is rightfully received by Seller subsequent to Closing from a third party without restriction and without breach of this Agreement; (d) is approved for release by Buyer's written authorization; or (e) is required to be disclosed by order of a governmental agency, legislative body or a court of competent jurisdiction.

         11.4 Severability. If a judicial or arbitral determination is made that any of the provisions of this Article 11 constitutes an unreasonable or otherwise unenforceable restriction against Seller, the provisions of this
Article 11 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller. In this regard, Seller and Buyer hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, and prohibited business activity or any time period from the coverage of this Article 11 and to apply the provisions of this Article 11 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Article 11 is determined not to be specifically enforceable, Buyer shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Seller. The time period during which the prohibitions set forth in this Article 11 shall apply shall be tolled and suspended for a period equal to the aggregate time during which Seller violates such prohibitions in any respect.

         11.5 Injunctive Relief. Seller agrees that any remedy at law for any breach of the provisions contained this Article 11 shall be inadequate and that Buyer shall be entitled to injunctive relief in addition to any other remedy Buyer might have under this Agreement.

                                   ARTICLE 12

                                  DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Accounting Standards" means generally accepted accounting principles, as applied by Seller on a consistent basis prior to the Closing, subject to any agreed upon accounting policies, procedures and adjustments attached hereto as Exhibit E.

         "Affiliate" means, as to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "BSI Software" means all existing Object Code and Source Code versions of all releases of the software products licensed by Seller to customers or otherwise developed by Seller in connection with the Business, together with any existing Corrections, Upgrades, Improvements and Enhancements to any portion thereof, but does not include software that is owned by another Person and is embedded within such software products.

         "Code" means the Internal revenue Code of 1986, as amended.

         "Copyright" means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression, together with any similar rights arising in any other jurisdiction as a result of statute or treaty, including those items described in Section 3.14(c) of the Disclosure Schedule.

         "Corrections" means a change in the BSI Software or Diagnostics to correct errors or defects in the BSI Software or Diagnostics or to make the BSI Software conform to Seller's then current Documentation.

         "Diagnostics" means those diagnostic programs or associated software that constitute a system of analysis and testing, in Object Code form of one or more software programs, and whose primary function is to perform or assist in performing diagnostic functions on all or any part of the BSI Software, including all Corrections, Upgrades, Improvements and Enhancements to any portion thereof.

         "Disclosure Schedule" means the Disclosure Schedule, dated the date of this Agreement, delivered to Buyer, as from time to time amended and/or supplemented in accordance with Section 13.11(b).

         "Documentation" means (a) those visually or machine readable materials for use in connection with the BSI Software and Diagnostics, including, but not limited to, new documents, corrected documents and revisions to properly reflect changes made to the BSI Software and Diagnostics; and (b) those Source Code listings, comment statements, flow charts, maintenance tools, test programs, program specifications and other similar documents and materials related to the BSI Software and Diagnostics, including, but not limited to, new documents, corrected documents and revisions to properly reflect changes made to the BSI Software and Diagnostics.

         "Enhancement" means a new function or feature for any portion of the BSI Software or Diagnostics that provides a new capability that the previous releases or versions of the BSI Software or Diagnostics did not have and that may be incorporated into the BSI Software or Diagnostics by modification of the then existing programs or by development of new programs.

         "Holdback Amount" means the amount by which the Purchase Price exceeds the Initial Payment.

         "Holdback Interest" means interest accruing on the Holdback Amount from the Holdback Payment Date until the date on which Buyer pays the Holdback Amount to Seller at the rate of interest equal to the "prime rate" as announced by the Bank of America on the business day immediately preceding the Closing Date.

         "Holdback Payment Date" means the date for payment of the Holdback Amount, determined pursuant to Section 2.3.

         "Improvement" means an addition to any portion of the BSI Software or Diagnostics that is intended to or that does improve the performance of the BSI Software or Diagnostics or any portion thereof or that is a replacement for any such portion.

         "Independent Accountant" means a certified public accountant from the national office of an independent accounting firm mutually agreed upon by Seller and Buyer; provided, however, that if the parties are unable to agree upon an Independent Accountant, then the Independent Accountant shall be a certified public accountant from the national office of a "Big 5" accounting firm (or any of their successors) that does not at that time perform services for or on behalf of Seller or Buyer, and has not performed services for or on behalf of Seller or Buyer during the two-year period immediately preceding the date of this Agreement.

         "Initial Payment" means the payment delivered to Seller on the Closing Date pursuant to Section 2.3(a).

         "Know-How" means ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes, whether or not patentable.

         "Knowledge of Seller" or "Seller's Knowledge" (or words of similar import) means the actual knowledge of the chief executive officer, chief financial officer, chief technology officer and general counsel of Seller.

         "Lien" means any lien (including any Tax lien), mortgage, security interest, defect in title or other encumbrance.

         "Losses" means all losses, damages, liabilities and claims, and fees, costs and expenses of any kind related thereto.

         "Mark" means any word, name, symbol or device used by a Person to identify its goods or services, whether or not registered, and any right that may exist to obtain a registration with respect thereto from any governmental authority and any rights arising under any such application. As used in this Agreement, the term "Mark" includes trademarks and service marks, including those items described in Section 3.14(c) of the Disclosure Schedule.

         "Material Adverse Effect" means any changes in, or effect on, the Business that is reasonably likely to be materially adverse to the results of operations or the financial condition of the Business taken as a whole or to the Acquired Assets taken as a whole.

          "Net Asset Value" means the book value of the Acquired Assets (net of depreciation or amortization), less the amount of Assumed Liabilities, in each case (i) determined as of the Closing Date and in accordance with the Accounting Standards and (ii) adjusted as mutually agreed to by Buyer and Seller or as resolved by the Independent Accountant pursuant to the provisions of Section 2.3(b) if Buyer and Seller are unable to agree. For purposes of determining the Net Asset Value, the Accounts Receivable shall be valued at one hundred percent of the balances transferred.

         "Object Code" means the machine executable form of BSI Software, Diagnostics or Third Party Software that results from the compilation or assembly of Source Code.

         "Patent" means any patent granted by the U.S. Patent and Trademark Office, or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application.

         "Permitted Liens" means (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith,
(ii) Liens arising or resulting from any action taken by Buyer or any of its Affiliates, (iii) Liens created by, arising out of or specifically contemplated or permitted by the Agreement, (iv) Liens identified in Section 3.4 of the Disclosure Schedule, (v) with respect to real property or interests therein, any defects or irregularities in title, (vi) materialmen's, mechanics', workmen's, repairmen's, employees' or other like Liens arising in the course of construction or in the ordinary course of operations or maintenance in each such case securing obligations that are not delinquent or are being contested in good faith and for which adequate reserves have been taken or securing obligations that are bonded in a reasonable manner, (vii) zoning restrictions, easements, licenses or other restrictions on the use of real property or other minor irregularities in title thereto or Liens thereon, so long as the same do not, individually or in the aggregate, materially interfere with or impair the use of such real property in the manner normally used, (viii) Liens arising out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith if adequate reserves with respect thereto have been established and are being maintained and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and (ix) such other Liens as are not, individually or in the aggregate in excess of $10,000.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

         "Proprietary Rights" means Copyrights, Marks, Trade Secrets, Trade Names and, Patents, together with any rights in and to trade secrets, know-how, show-how, proprietary technical information, proprietary processes, algorithms, designs, process, work for hire, inventions, invention disclosures, drawings, blueprints, research in progress or any other intellectual property right.

         "Software" means the BSI Software, Diagnostics and Documentation.

         "Source Code" means the symbolic programming languages employed to develop the BSI Software, Diagnostics and Third Party Software that when compiled and/or assembled is transformed into an Object Code form of the BSI Software, Diagnostics and Third Party Software.

         "Subsidiary" means, with respect to any specified Person, any other corporation, partnership, limited liability company, joint venture, association or other entity in respect of which such specified Person directly, or indirectly through one or more other Subsidiaries, both (i) owns not less than a majority of the overall economic equity and (ii) has the power to elect a majority of the board of directors (or individuals serving a function similar to that of a board of directors of a corporation).

         "Third Party Software" means the computer software programs used by Seller in the Business (other than the BSI Software or Diagnostics), including internally used software, software licensed by Seller for resale to end-users and software that is owned by another Person and is embedded within the BSI Software. The term "Third Party Software" includes any Object Code and Source Code versions of operating systems, application programs, software tools and firmware in Seller's possession that are used in the Business, and also includes all written or electronic materials in Seller's possession that explain the structure or use of Third Party Software or that were used in the development of Third Party Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials.

         "Trade Name" means any word, name or symbol used by a Person to identify its business.

         "Trade Secrets" means business or technical information of any Person including, but not limited to, customer lists and know-how, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.

         "Upgrade" means a change made in the BSI Software or Diagnostics to permit the BSI Software or Diagnostics to be used and properly operated with modifications made to the operating system.

                                   ARTICLE 13

                                 MISCELLANEOUS

         13.1 Exclusivity of Representations; Reliance on Representations. The representations and warranties made by Seller and Buyer, respectively, in this Agreement are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranty of merchantability or of fitness for a particular purpose and any other implied warranties, of Seller and Buyer, respectively. Seller and Buyer each hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure by Seller or any other Person to Buyer or any of its directors, officers, employees, agents or representatives, or by Buyer or any other Person to Seller or any of its directors, officers, employees, agents or representatives, of any documentation or other information in connection with this Agreement or the transactions contemplated hereby.

         13.2 Expenses. Except as expressly set forth in Sections 2.3(b), 2.6,
10.2 and 13.12, regardless of whether the Closing occurs, each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting and legal fees and expenses incurred in connection herewith.

         13.3 Further Assurances; Bulk Transfer. From time to time prior to, at and after the Closing Date, without the payment of any additional consideration except as otherwise set forth in this Agreement, each party hereto will execute all such instruments and take all such actions as the other party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement. The parties hereby waive compliance with the provisions of any applicable bulk sales law of any jurisdiction in connection with the transactions contemplated hereby and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such noncompliance.

         13.4 Notices. Notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when sent by facsimile transmission (provided that a copy is mailed by registered mail, return receipt requested), (c) when delivered by a nationally recognized overnight courier service, return receipt requested, expenses prepaid, or (d) five days after deposit in the U.S. mail, registered or certified mail, return receipt requested, postage prepaid, in each case to the applicable party at the address and facsimile number set forth below (or at such other address and facsimile number as such party may specify by like notice to the other party):

         If to Seller:
                           Broadway & Seymour, Inc.
                           c/o Elite Information Systems, Inc.
                           5100 West Goldleaf Circle
                           Suite 100
                           Los Angeles, California 90056
                           Attn: President
                           Facsimile No:  (323) 292-3975

         With a copy to:

                           Robinson, Bradshaw & Hinson, P.A.
                           1900 Independence Center
                           101 North Tryon Street
                           Charlotte, North Carolina  28246-1900
                           Attention:  Robert M. Bryan
                           Facsimile No.:  (704) 378-4000

         If to Buyer:

                           Science Applications International Corporation 10260 Campus Point Drive, M/S L5A
                           San Diego, California  92121
                           Attn:    Kevin E. Murphy
                                    Corporate Vice President
                                    Mergers & Acquisitions
                                    Facsimile No.:  (619) 646-4121

         With a copy to:

                           Science Applications International Corporation 10260 Campus Point Drive, M/S F3
                           San Diego, California  92121
                           Attn:    Kevin A. Werner
                                    Associate General Counsel
                                    Facsimile No.:  (619) 535-7992

                           and

                           King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia
                           Attn: William G. Roche
                                 Facsimile No.: (404) 572-5100

         13.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted



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

assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of this Agreement shall be null and void ab initio.

         13.6 Construction. Unless otherwise expressly specified herein, (i) defined terms in the singular shall also include the plural and vice versa,
(ii) the words "hereof," "herein," "hereunder" and other similar words refer to this Agreement as a whole, (iii) Article, Section and Exhibit references in this Agreement are to Articles of, Sections of and Exhibits to this Agreement and (iv) words of any gender (masculine, feminine, neuter) mean and include correlative words of the other genders. The captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. Unless the context otherwise requires, "including" means "including but not limited to" and "including, without limitation."

         13.7 Governing Law. This Agreement is intended as a contract under and shall be construed in accordance with the internal laws and judicial decisions of the State of North Carolina, including without limitation as to all matters of construction, validity, enforceability and performance.

         13.8 Waiver of Provisions. The provisions, terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party hereto waiving compliance. The failure of any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party hereto of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         13.9 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatory to the same counterpart.

         13.10 Entire Agreement. This Agreement (including the Exhibits hereto, the Disclosure Schedule and the documents referred to herein) constitutes the entire agreement between the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof, excluding the Confidentiality Agreement (which shall remain in full force and effect), and may not be amended or modified except by a written agreement signed by Buyer and Seller.

         13.11 Disclosure Schedule.

         (a) Neither the specification (directly or indirectly by reference to a defined term hereof) of any dollar amount in the representations and warranties set forth in Article 3 or the indemnification provisions of Article 8 nor the inclusion of any items in the Disclosure Schedule shall be deemed to constitute an admission by Seller or Buyer, or otherwise imply, that any such amount or such items so included are material for purposes of this Agreement. The inclusion of, or reference to, any item within any particular section of the Disclosure Schedule does not constitute an admission by either Seller or Buyer that such item meets any or all of the criteria set forth in this Agreement for inclusion in such section of the Disclosure Schedule.

         (b) Until five business days prior to the Closing, Seller shall have the right to deliver amendments or supplements to the Disclosure Schedule (including without limitation additions of new sections thereof) and/or notify Buyer in writing of any inaccuracy, breach, nonfulfillment or nonperformance of any representation, warranty, covenant or agreement of Seller, for review and either approval or acceptance thereof or rejection thereof by Buyer, which approval, acceptance or rejection shall not be unreasonably withheld or delayed by Buyer. To the extent that Buyer approves any such amendment or supplement to the Disclosure Schedule or accepts any such inaccuracy, breach, nonfulfillment or nonperformance of any representation, warranty, covenant or agreement of Seller, the indemnification provisions set forth in Section 8.2(a) hereof shall not apply to any Loss or Legal Expenses arising out of, based upon or resulting from any matters that have been disclosed in such amendments or supplements to the Disclosure Schedule or disclosed in the written notice to Buyer.

         13.12 Dispute Resolution. The parties shall attempt in good faith to settle any claim or controversy arising out of or relating to this Agreement, or any other agreement entered into pursuant to this Agreement, through consultation and negotiation, in good faith and a spirit of mutual cooperation. If those attempts fail, then the dispute shall be mediated by a mutually acceptable mediator located in the City of Charlotte, North Carolina to be chosen by the parties within fifteen (15) days after written notice by either party to the other demanding mediation. Neither party shall unreasonably withhold consent to the selection of a mediator, and the parties will share the costs of the mediation equally. If the parties cannot agree upon a mediator or if the mediation has not resolved the dispute within sixty (60) days subsequent to the parties' agreement upon the mediator, either party may demand that the dispute be arbitrated in accordance with the Commercial Arbitration Rules, as in effect from time to time, of the American Arbitration Association ("AAA"). The dispute shall be arbitrated by one mutually acceptable arbitrator located in the City of Charlotte, North Carolina to be chosen by the parties within fifteen (15) days after written notice by either party to the other demanding arbitration. If the parties are unable to agree upon a single arbitrator, the parties shall each appoint one arbitrator located in the City of Charlotte, North Carolina and the two arbitrators so appointed shall choose a third arbitrator located in the City of Charlotte, North Carolina. The arbitrator(s) shall not have the power to award any punitive damages nor attorneys' fees to either party. Each party shall bear all of its own expenses and pay one-half of the fees and expenses of the arbitrator(s). The decision of the arbitrator(s) shall be final and binding and may be enforced in any court of competent jurisdiction. Except as otherwise expressly provided in this Agreement, this
Section is the exclusive means for resolving any dispute between the parties arising out of or relating to this Agreement, or any other agreement entered into pursuant to this Agreement, and neither party may initiate or maintain any proceeding in any court or similar tribunal relating to any dispute within the scope of this Section; provided that either party may seek equitable relief to the extent reasonably necessary to protect its rights hereunder.

         13.13 No Third Party Beneficiary. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         13.14 Insurance. Buyer acknowledges that all insurance policies maintained by Seller and its Affiliates with respect to the Business and Acquired Assets will be terminated effective on the Closing Date.

         13.15 Severability. Any provision of this Agreement that is held invalid or unenforceable for any reason in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the validity of the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                BROADWAY & SEYMOUR, INC.


                                By:      ____________________________________
                                Title:   ____________________________________


                                SCIENCE APPLICATIONS INTERNATIONAL CORPORATION


                                By:      ____________________________________
                                Title:   ____________________________________